Exhibit 10.6

CREDIT AGREEMENT

DATED AS OF JANUARY 16, 2013

CHP CLAREMONT CA OWNER, LLC

and

REGIONS BANK

i

Article V			35
5.	COLLATERAL SECURITY		35
	5.1	Grant of Lien	35
	5.2	Maintenance of Lien	35
Article VI			36
6.	REPRESENTATIONS AND WARRANTIES		36
	6.1	Existence	36
	6.2	Authority	36
	6.3	Consents or Approvals	36
	6.4	Violations or Actions Pending	37
	6.5	Existing Indebtedness	37
	6.6	Tax Returns	37
	6.7	Financial Statements	37
	6.8	Title	37
	6.9	Solvency	37
	6.10	Priority of Liens	37
	6.11	Accuracy of Documents	37
	6.12	Environmental and Healthcare Laws	38
	6.13	Restrictions and Covenants Affecting the Mortgaged Property	38
	6.14	Condemnation	38
	6.15	Compliance with Laws	38
	6.16	Assigned Documents	38
	6.17	Anti-Terrorism Laws	39
	6.18	Continuing Effectiveness	40
Article VII			40
7.	BORROWER'S COVENANTS		40
	7.1	Affirmative Covenants	40
	7.2	Negative Covenants	44
	7.3	Insurance and Condemnation Covenants	45
	7.4	Assigned Document Covenants	49
	7.5	Escrow Deposits	50
	7.6	Filing Fees and Taxes	50
	7.7	Further Assurances	50
Article VIII			50
8.	DEFAULT		50
	8.1	Events of Default	50
	8.2	No Advances After Default	53
	8.3	Acceleration	53
	8.4	General Remedies	53
	8.5	Bank's Additional Rights and Remedies	53
	8.6	Right of Set-Off	55
	8.7	No Limitation on Rights and Remedies	55
	8.8	Application of Proceeds	55
Article IX			56
9.	MISCELLANEOUS		56
	9.1	Termination of Bank's Lien	56
	9.2	Construction	56
	9.3	Indemnity	56

ii

9.4	Bank's Consent or Approval	57
9.5	Enforcement and Waiver by Bank	57
9.6	Expenses of Bank	57
9.7	Attorneys' Fees	57
9.8	Exclusiveness	58
9.9	Notices	58
9.10	Waiver and Release by Borrower	60
9.11	Limitation on Waiver of Notice, Etc	60
9.12	Participation	60
9.13	Governing Law	61
9.14	SUBMISSION TO JURISDICTION; WAIVERS	61
9.15	Binding Effect, Assignment	62
9.16	Entire Agreement, Amendments	62
9.17	Severability	62
9.18	Headings	62
9.19	Counterparts	62
9.20	Seal	62

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of January 16, 2013, between CHP CLAREMONT CA OWNER, LLC, a Delaware limited liability company ("Claremont Borrower"), and REGIONS BANK, an Alabama banking corporation (the "Bank"). Capitalized terms used herein shall have the meanings ascribed thereto in Section 1.1 of this Agreement.

WHEREAS, Bank has been requested to extend to Borrowers the Project Credit Facility in the maximum principal amount of $35,000,000.00 for the purposes hereinafter described, and Bank has agreed to extend the Project Credit Facility on the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

1.	DEFINITIONS.

1.1        Defined Terms. Capitalized terms used herein shall have the meanings ascribed thereto in the recitals set forth above and as follows (such meanings to be equally applicable to the singular and plural forms thereof):

"Adjusted LIBOR Rate" means, with respect to each Interest Period, a rate equal to the sum of (i) the LIBOR Rate, plus (ii) two and six-tenths percent (2.6%).

"Advance" means each loan of money or credit made or extended to or for the benefit of Borrower by Bank pursuant to this Agreement.

"Advancement Termination Date" means the date six months after the date of this Agreement (viz., July 16, 2013).

"Affiliate" means, as to any Person, each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person.

"Agreement" means this Credit Agreement, together with all modifications and amendments hereafter made.

"ALTA" means the American Land Title Association.

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

"Assigned Documents" means (i) the Assigned Leases and all guaranties or other similar arrangements providing for the payment or performance of any obligation under any Assigned Lease, (ii) any and all agreements entered into by or for the benefit of

Borrower with any developer, property manager, broker, or other Person with respect to the development, management, leasing, operation, or use of any Project, (iii) any and all Governmental Approvals with respect to any Project, (iv) any and all operating, service, supply, and maintenance contracts with respect to any Project, and (v) any and all rights of Borrower under any of the foregoing, including, without limitation, any rights to receive any payments or other monies under any of the foregoing.

"Assigned Leases" means all leases presently existing or hereafter made, whether written or verbal, or any letting of, or agreement for the use or occupancy of, any part of the Mortgaged Property, and each modification, extension, renewal and guarantee thereof.

"Assignments of Management Agreements" means (i) the Claremont Assignment of Management Agreement; and (ii) each New Assignment of Management Agreement executed and delivered by a New Borrower in favor of Bank pursuant to (and as defined in) Section 4.2(E) of this Agreement, together with all modifications and amendments at any time made to any of the foregoing.

"Assignments of Rents and Leases" means (i) the Claremont Assignment of Rents and Leases; and (ii) each New Assignment of Rents and Leases executed and delivered by a New Borrower in favor of Bank pursuant to (and as defined in) Section 4.2(D) of this Agreement, together with all modifications and amendments at any time made to any of the foregoing.

"Attorneys' Fees" means attorneys' fees actually incurred at ordinary and customary rates.

"Bank" means Regions Bank, an Alabama banking corporation.

"Bank Parties" means Bank and any Affiliate of Bank that is now or hereafter becomes a party to this Agreement, any other Loan Document or any Bank Swap Document.

"Bank Swap Documents" means any and all Swap Documents, if any, entered into between Borrower and any Bank Party and relating to any Loan.

"Bank Swap Obligations" means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Bank Party of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank Party from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced, and whether incurred as counterparty, maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and arising out of, incurred pursuant to and/or in connection with any Bank Swap Document, and any and all extensions and renewals of any of the same.

"Bankruptcy Law" means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and "Bankruptcy" means the commencement of any case or other action for relief under Bankruptcy Law.

"Bank’s Lien" means the Lien granted to Bank by Borrowers pursuant to this Agreement and the other Security Documents.

"Borrower Parties" means Borrowers, Carveout Guarantors and any other Person that hereafter becomes a party to this Agreement, any other Loan Document or any Bank Swap Document, and which Person is responsible in whole or in part for any of the Obligations.

"Borrowers" means Claremont Borrower and each New Borrower.

"Borrower's Interest" means all the right, title and interest of Borrower of whatever kind, nature and description, whether now existing or hereafter arising.

"Borrower's Representatives" means the president, a senior vice president or treasurer of a Borrower, and any other person otherwise designated in writing by Borrower as Borrower's Representatives.

"Business Day" means any day of the year, other than Saturday or Sunday, on which banks in Birmingham, Alabama are not required or authorized to close.

"Carveout Guarantors" means CNL Carveout Guarantor and MMAC Carveout Guarantor.

"Carveout Guaranties" means (i) the Claremont Carveout Guaranty; and (ii) each Carveout Guaranty executed and delivered by Carveout Guarantors in favor of Bank pursuant to Section 4.2 of this Agreement, together with all modifications and amendments at any time made to any of the foregoing.

"Change in Control" means a change in the Equity Interests and/or the Voting Power of Borrower so that, after the change, CNL Carveout Guarantor owns less than 51% of the outstanding Equity Interests and Voting Power of Borrower.

"Claremont Assignment Documents" means the documentation executed and delivered in connection with Claremont Borrower's purchase of the Claremont Project, including, but not limited to, (i) that certain Grant Deed of even date herewith, executed and delivered by Claremont Seller in favor of Claremont Borrower; and (ii) that certain Assignment and Bill of Sale of even date herewith between the Claremont Seller and Claremont Borrower.

"Claremont Assignment of Management Agreement" means that certain Assignment and Subordination of Management Agreement of even date herewith, among Claremont Borrower, StoneCreek Investment Corporation and Bank, together with all modifications and amendments at any time made thereto.

"Claremont Assignment of Rents and Leases" means that certain Assignment of Rents and Leases of even date herewith, executed and delivered by Claremont Borrower in favor of Bank, to be recorded in the real estate records of Los Angeles County, California, together with all modifications and amendments at any time made thereto.

"Claremont Borrower" means CHP Claremont CA Owner, LLC, a Delaware limited liability company.

"Claremont Carveout Guaranty" means that certain Carveout Guaranty of even date herewith, executed and delivered by Carveout Guarantors in favor of Bank, together with all modifications and amendments at any time made to any of the foregoing.

"Claremont Mortgage" means that certain Deed of Trust and Security Agreement of even date herewith, executed and delivered by Claremont Borrower in favor of Bank, to be recorded in the real estate records of Los Angeles County, California, together with all modifications and amendments at any time made thereto.

"Claremont Note" means that certain Promissory Note of even date herewith in the principal amount of Twelve Million Nine Hundred Fifty-Eight Thousand One Hundred Sixty-Two and No/100 Dollars ($12,958,162.00), executed and delivered by Claremont Borrower in favor of Bank, and includes any amendment to or modification of such note and any promissory note given in extension of or renewal of, or in substitution for, such note.

"Claremont Project" means an approximately 48,984 rentable square foot medical office building and related site improvements, to be owned by Claremont Borrower, constituting part of the Mortgaged Property, and located in Claremont, Los Angeles County, California.

"Claremont Project Loan" means a portion of the Project Credit Facility to be loaned by Bank to Claremont Borrower in connection with the Claremont Project.

"Claremont Project Loan Amount" means up to Twelve Million Nine Hundred Fifty-Eight Thousand One Hundred Sixty-Two and No/100 Dollars ($12,958,162.00).

"Claremont Seller" means Claremont Venture I, L.P., a California limited partnership.

"Closing" means the time and place of actual execution and delivery of this Agreement, the Claremont Note, and except as waived by Bank, the other documents, instruments, and things required by Section 4.1 hereof.

"Closing Certificates" means (i) those certain Closing Certificates of even date herewith, executed and delivered by Claremont Borrower and the Carveout Guarantors in favor of Bank, and (ii) the Closing Certificates executed and delivered by New Borrowers and Carveout Guarantors in favor of Bank pursuant to Section 4.2 of this Agreement.

"CNL Carveout Guarantor" means CNL Healthcare Properties, Inc., a Maryland corporation.

"Collateral" means all of the assets of each Borrower of every kind, nature and description, wherever located, whether now owned or hereafter acquired, including, but not limited to, the following:

(A)        The Mortgaged Property;

(B)        The Assigned Leases and the other Assigned Documents;

(C)        The Rents;

(D)        All amounts that may be owing from time to time by Bank to Borrower in any capacity, including, without limitation, any balance or share belonging to Borrower, of any Deposit Accounts or other account with Bank;

(E)        All of Borrower's assets which are or may be subject to Article 9 of the Uniform Commercial Code, together with all replacements therefor, additions and accessions thereto, and proceeds (including, but without limitation, insurance proceeds) and products thereof, including, without limitation, the following:

(1)          Accounts;

(2)          Chattel Paper;

(3)          Commercial Tort Claims;

(4)          Deposit Accounts;

(5)          Documents;

(6)          Equipment;

(7)          General Intangibles;

(8)          Instruments;

(9)          Intellectual Property Rights;

(10)        Inventory;

(11)        Investment Property;

(12)        Letter-of-Credit Rights;

(13)        Payment Intangibles;

(14)        Supporting Obligations;

(15)        Rights as seller of Goods and rights to returned or repossessed Goods;

(16)        All existing and future leases and use agreements of personal property entered into by Borrower as lessor with other Persons as lessees, including without limitation the right to receive and collect all rentals and other monies, including security deposits, at any time payable under such leases and agreements;

(17)        Any existing and future leases and use agreements of personal property entered into by Borrower as lessee with other Persons as lessors, including without limitation the leasehold interest of Borrower in such property, and all options to purchase such property or to extend any such lease or agreement;

(18)        All Fixtures of Borrower (including, but not limited to, all fixtures now or hereafter located on the Mortgaged Property);

(19)        All moneys of Borrower and all bank accounts, deposit accounts, lock boxes and other accounts in which such moneys may at any time be on deposit or held and all investments or securities in which such moneys may at any time be invested and all certificates, instruments and documents from time to time representing or evidencing any of the same;

(20)        All claims of Borrower in any pending litigation and/or claims for any insurance proceeds;

(21)        All Records pertaining to any of the Collateral;

(F)        Any and all other assets of Borrower of any kind, nature, or description and which are intended to serve as collateral for the Loans under any one or more of the Security Documents; and

(G)        All interest, dividends, Proceeds, products, rents, royalties, issues and profits of any of the property described above, including, without limitation, all monies due and to become due with respect to such property, together with all rights to receive the same, and all notes, certificates of deposit, checks and other instruments and property from time to time delivered to or otherwise possessed by Bank for or on behalf of Borrower in substitution for or in addition to any of said property.

"Debt Service" means an assumed debt service (principal and interest) computed and based on the principal indebtedness owing on an applicable Note (or Notes) at the applicable time of computation, and an assumed 360 month amortization schedule at an imputed interest rate equal to the Imputed Interest Rate.

"Debt Service Coverage Requirement" means the requirement that at all times during the term of this Agreement, with respect to the Projects and the Project Loans on a consolidated basis, the ratio of Net Operating Income to Debt Service shall be not less than 1.25 to 1.0.

"Default" means the occurrence of an event described in Section 8.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

"Default Costs" means all Indemnified Losses incurred by Bank by reason of a Default.

"Default Rate" means a variable per annum rate of interest equal to the lesser of (1) four percent (4%) in excess of the Interest Rate otherwise payable hereunder, or (2) the maximum rate allowed by applicable Laws.

"Disability Laws" means all Laws of any Jurisdiction relating to access and facilities for disabled individuals, including without limitation the Americans With Disabilities Act of 1990 ("ADA"), as amended (42 U.S.C. Sections 12101, et seq.), and the rules and regulations adopted and publications promulgated pursuant thereto.

"Environmental Laws" means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act ("RCRA"), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), and the rules and regulations adopted and publications promulgated pursuant thereto, and the rules and regulations of the Occupational Safety and Health Administration (OSHA) pertaining to occupational Laws.

"Environmental Indemnification Release Date" means with respect to any Project, the date of the first to occur of the following dates: (a) the date on which Bank, or any of its successors or assigns, takes actual possession of the applicable Mortgaged Property following the foreclosure of the applicable Mortgage, (b) the date on which Bank takes actual possession of the applicable Mortgaged Property following the acceptance by Bank (or its successors or assigns) of a deed to such Mortgaged Property in lieu of foreclosure of the applicable Mortgage, (c) the date on which all of the Obligations are paid and satisfied in full and the applicable Mortgage is terminated as provided therein, or (d) the date on which Borrower transfers its interest in the applicable Mortgaged Property to another Person pursuant to a transfer permitted hereunder, provided that concurrently with such transfer Bank receives from such Person an agreement to indemnify Bank substantially identical to the terms provided in this Agreement.

"Equity Interests" means any and all ownership or other equitable interests in an applicable Person, including any interest represented by any capital stock, membership interests, partnership interests, or similar interests, but specifically excluding any interests of any Person solely as a creditor of Borrower.

"Equity Owner" means any Person owning an Equity Interest.

"Event of Default" means the occurrence of an event described in Section 8.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 8.1.

"Existing Indebtedness" means Indebtedness of Borrowers as reflected on the Financial Statements.

"Financial Reporting Agreement" means any financial reporting (or similar) agreement from any Person, providing for, among other things, such Person's agreement to deliver to Bank financial statements and similar reports, together with all modifications and amendments hereafter made.

"Financial Statements" means the most recent balance sheet and income statement of Borrowers delivered to Bank.

"Financing Statements" means the UCC-1 financing statements (including any amendments and continuations) required under this Agreement.

"Fiscal Year" means a twelve-month period of time commencing on the first day of January.

"Generally Accepted Accounting Principles" means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have theretofore been furnished to Bank by the applicable Person.

"Governing Body" means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

"Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

"Governmental Authority" means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions pertaining thereto, which has or asserts jurisdiction over Bank, any Borrower Party, or any property of any of them.

"Hazardous Materials" and "Hazardous Substances" means "hazardous materials" and "hazardous substances" as defined under any applicable Environmental Law.

"Healthcare Laws" means all Laws of any Jurisdiction relating to the governance or provision of healthcare services or the operation of healthcare facilities, and any rules and regulations adopted and publications promulgated pursuant thereto, including, without limitation, any Laws, rules and regulations relating to obtaining or the maintenance of certificates of need, licenses, permits, authorizations, certificates, and the unauthorized practice of medicine.

"Holdback Escrow Agreement" means that certain Holdback Escrow Agreement dated as of January 16, 2013 among Claremont Seller, Claremont Borrower and First American Title Insurance Company, as amended from time to time (including, but not limited to, the amendment pursuant to paragraph 10 of that certain Sixth Amendment to Sale Agreement dated as of December 28, 2012 between Claremont Seller and MMIC Acquisition Corporation).

"Improvements" means the "Improvements" as defined in the Mortgages.

"Imputed Interest Rate" means, at an applicable time, an interest rate equal to (A) the greater of (i) 7.3%, or (ii) the actual interest rate on the Loans at the applicable time, or (B) in the event Borrower enters into a Bank Swap Document for at least seventy-five percent (75%) of the aggregate amount of the Loans (as of the time of the swap) and for a time period that terminates within three months of the Maturity Date, the Swap Rate.

"Indebtedness" means, as to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)        All obligations of such Person for borrowed money;

(B)        All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(C)        All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1)        To purchase such indebtedness; or

(2)        To purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3)        To supply funds to or in any other manner invest in the debtor;

(D)        All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(E)        All indebtedness incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should not be reflected on the lessee's balance sheet.

"Indemnified Losses" means all damages, dues, penalties, fines, costs (including costs of collection and court fees), amounts paid in settlement, taxes, losses, expenses, and fees (including Attorneys' Fees and expenses).

"Interest-Only Period" means a period from the date of this Agreement to July 16, 2014 (viz., the date eighteen (18) months from the date of this Agreement).

"Interest Period" means each period commencing on a Payment Due Date and ending on the day preceding the next following Payment Due Date thereafter; provided (i) the first Interest Period shall commence on the date of Closing and end on the day preceding the first Payment Due Date, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month, and (iii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

"Interest Rate" means the actual interest rate at which the outstanding principal balance of any Note bears interest from time to time during the term of such Note.

"Jurisdiction" means each and every nation or any political subdivision thereof.

"Land" means the "Land" as defined in the Mortgages.

"Laws" means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, and any requirement of Licenses and Permits, whether now in effect or hereafter enacted, including, without limitation, Disability Laws, Environmental Laws and Healthcare Laws.

"LIBOR Business Day" means a day on which the office of Bank at which payments under this Agreement or the Notes are to be made is open for business and on which dealings in U.S. dollar deposits are carried out in the London interbank market.

"LIBOR Rate" means, for the applicable Interest Period, a per annum interest rate determined pursuant to the following formula:

LIBOR Rate =	London Interbank Offered Rate
1 - Reserve Requirement

"Licenses and Permits" means all building permits, certificates of occupancy, and other permits, licenses, approvals, and authorizations of any Governmental Authority necessary for Borrower to lease, own, use, occupy, operate, or maintain the Mortgaged Property or any part thereof.

"Lien" means any mortgage, pledge, encumbrance, charge, security interest, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement.

"Loan Documents" means this Agreement, the Notes, the Security Documents, the Carveout Guaranties, the Financial Reporting Agreements, the Closing Certificates, and any and all other documents or instruments of any kind heretofore, contemporaneously herewith or hereafter executed or delivered in connection with, or evidencing, securing, guaranteeing or relating to, the Loans, whether heretofore, simultaneously herewith, or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing (but specifically excluding any Bank Swap Documents).

"Loan Fee" means (i) a fee in the amount of 0.5% of the Claremont Loan Amount (viz., $64,790.81), payable to Bank at the Closing; and (ii) a fee in the amount of 0.5% of the amount of each Note executed and delivered in connection with a New Project Loan, payable to Bank at the closing of the applicable New Project Loan.

"Loans" means the Project Credit Facility and each Project Loan thereunder.

"London Interbank Offered Rate" means, with respect to any Interest Period, that rate for deposits in U.S. dollars for a period comparable to the term of such Interest Period which appears on Reuters Screen LIBOR01 Page (or such other page that may replace that page on that service or on such other comparable financial information reporting serviced used by Bank, in its discretion, at the time such rate is determined) as of 11:00 a.m., London, England time on the day that is two LIBOR Business Days preceding the first day of such Interest (or (i) if not so reported, then as determined by Bank from another recognized source or from one or more interbank quotations, in Bank's discretion, or (ii) if such a source or interbank quotation is not available, upon such offers or other market indicators as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London inter-bank market, as long as such substitute sources and quotations are reasonably consistent in amount with the historic rates in the London Interbank Offered Rate). If the London Interbank Offered Rate is discontinued, Bank and Borrower shall use commercially reasonable efforts to agree upon a substitute index rate for determining the interest rate payable on the Loan, giving due regard to the historical similarities of such substitute and the London Interbank Offered Rate and the consequences to Borrower under any Swap Documents.

"Material Adverse Change" means the occurrence of an event giving rise to a Material Adverse Effect.

"Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower Party; (b) the material rights and remedies of Bank under any Loan Document; (c) the ability of any Borrower Party to perform its Obligations under any Loan Document to which it is or is to be a party; or (d) the priority of Bank’s Lien, each as determined using commercially reasonable standards.

"Maturity Date" means the earlier of (i) January 16, 2018 (viz., the date five years from the date of this Agreement), or (ii) the date of the occurrence of an Event of Default.

"MMAC Carveout Guarantor" means MMAC Berkshire, L.L.C., a Delaware limited liability company.

"Mortgage(s)" means, singularly or collectively, as the context requires, (i) the Claremont Mortgage; and (ii) each mortgage and security agreement (or similar document) executed and delivered by a New Borrower in favor of Bank pursuant to Section 4.2(C) of this Agreement, together with all modifications and amendments at any time made to any of the foregoing.

"Mortgaged Property" means the "Mortgaged Property" as defined in the Mortgages.

"Net Operating Income" means, as of an applicable date, as determined by Bank, with respect to any particular Project, (i) gross revenues received by Borrower (including tenant reimbursements for operating expenses and additional rent) for a trailing twelve-month period arising from leases of such Project, less (ii) ordinary and customary expenses incurred in the ordinary course of owning, leasing and operating such Project during such twelve-month period, and less (iii) expense allocations for taxes (based upon taxes actually assessed for the current calendar year, or if such assessment for the current calendar year has not been made, then, until such assessment has been made, ad valorem taxes shall be estimated based on the last such assessment for such Project) and insurance (based upon the last billed insurance premium for such Project, adjusted to an annualized premium if necessary); provided however, expenses shall not include non-cash items such as depreciation and any amounts payable by Borrower for which Borrower is due to be, but has not yet been, reimbursed by any tenant under a lease or otherwise, costs for leasehold improvements and other expenses that are capitalized in accordance with Generally Accepted Accounting Principles.

"New Borrower" shall have the meaning ascribed to such term in Section 2.3 of this Agreement.

"New Project" shall have the meaning ascribed to such term in Section 2.3 of this Agreement.

"New Project Loan" shall have the meaning ascribed to such term in Section 2.3 of this Agreement.

"Note(s)" means, singularly or collectively, as the context requires, the Claremont Note and each other note executed and delivered by a New Borrower in favor of Bank pursuant to Section 4.2 of this Agreement.

"Obligations" means the obligations (including obligations of performance) and liabilities of any Borrower Party to Bank of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and incurred pursuant to and/or in connection with this Agreement and any of the other Loan Documents, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(A)        To pay the principal of and interest on the Notes in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, and renewals thereof and substitutions therefor;

(B)        To repay to Bank all amounts advanced by Bank hereunder, under any of the Loan Documents or otherwise on behalf of Borrower, including, but without limitation, future advances and advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to or maintenance or storage of, any of the Collateral;

(C)        To pay, repay or reimburse to Bank Party the Bank Swap Obligations; and

(D)        To reimburse Bank, on demand, for all of Bank's expenses and costs, including Attorneys' Fees and expenses, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the other Loan Documents, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A), (B) and (C).

"Ordinary Course of Business" means an action taken by a Person only if:

(A)        Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(B)        Such action is not required to be authorized by the Governing Body of such Person; and

(C)        Such action is similar in nature and magnitude to actions customarily taken, without any authorization by any Governing Body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" means (i) the articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the certificate of formation and the limited liability company agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

"Participant" means any bank, financial institution, Affiliate of Bank, or other entity which enters into a participation agreement with Bank and/or to whom Bank assigns all or a portion of its rights and obligations under this Agreement.

"Payment Due Date" means the fifteenth (15th) day of each calendar month during the term of this Agreement.

"Permitted Leases and Other Transfers of Collateral" means the Qualified Leases and other transfers of Collateral approved by Bank in its discretion.

"Permitted Liens" means:

(A)        Bank’s Lien;

(B)        Liens as set forth in the Title Insurance Policies;

(C)        The following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:

(1)        If the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, (a) Liens for taxes, assessments or charges due and payable and subject to interest or penalty, (b) Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; (c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and (d) adverse judgments on appeal;

(2)        Liens for ad valorem taxes not delinquent;

(3)        Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old age pensions or other social security programs;

(4)        Good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business; and

(5)        Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets; and

(D)        Easements arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property.

"Person" means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

"Petroleum Products" means "petroleum products" as defined under any applicable Environmental Law.

"Place for Payment" means a place for payment as from time to time designated by Bank, which place for payment currently is at the address of Bank as hereinafter provided for with respect to notices.

"Project Credit Facility" means the credit facility which Bank has agreed to advance to Borrowers in accordance with the terms of Article II of this Agreement.

"Project Credit Facility Maximum Amount" means Thirty-Five Million and 00/100 Dollars ($35,000,000.00).

"Project Loan(s)" means, singularly or collectively, as the context requires, the Claremont Project Loan and each New Project Loan.

"Project(s)" means, singularly or collectively, as the context requires, the Claremont Project and each New Project.

"Qualified Lease" means

(A)        with respect to the Claremont Project, any lease thereof in effect as of the date of this Agreement;

(B)        with respect to any New Project, any lease thereof in effect as of the date of the date of the Note executed and delivered with respect to such New Project;

(C)        any other tenant lease of space in a Project with a third party who is not an Affiliate of Borrower and which lease (i) has been fully executed by landlord; (ii) provides a rental rate of not less than 90% of the "market rate" for leases of similar space in comparable projects in the market; (iii) does not have a free or reduced rent period in excess of free or reduced rent periods for comparable projects in the market; (iv) has a lease term of not more than five (5) years (unless otherwise approved by Bank); (vi) if any tenant is other than an individual physician, is guaranteed by one or more financially responsible lease guarantors (provided that such lease guaranties shall not be required so long as Borrower uses good faith and commercially reasonable efforts to secure such lease guaranties); and (vii) requires the applicable tenant and any lease guarantors to deliver financial statements and tax returns not less frequently than annually; and

(D)        Any other tenant lease of space in a Project approved by Bank in its discretion (such approval not to be unreasonably withheld or delayed).

"Quarter" means a period of time of three (3) consecutive calendar months.

"Quarter-End" means the last day of each of the months of March, June, September, and December.

"Records" means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation "T", Regulation "U", or Regulation "X"" means Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Rents" means all the rents, issues, and profits now due and which may hereafter become due under or by virtue of the Assigned Leases, together with all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Assigned Leases under Bankruptcy Law, including without limitation, all rights to recover damages arising out of such breach or rejection, all rights to charges payable by a tenant or trustee in respect of the leased premises following the entry of an order for relief under Bankruptcy Law in respect of a tenant and all rentals and charges outstanding under the Assigned Leases as of the date of entry of such order for relief.

"Required Endorsements" means, to the extent available in the applicable Jurisdiction, a comprehensive endorsement, an ALTA Form 3.0 zoning endorsement, a survey endorsement specifically insuring Bank that each survey required herein is accurate and accurately depicts the same real estate covered by the applicable Title Insurance Policy, an access endorsement, a usury endorsement, endorsements for future advances under the applicable Mortgage, endorsements for mechanics' and materialmen's liens, and any other endorsements of the Title Insurance Policies required by Bank.

"Reserve Requirement" means the weighted average during an Interest Period of the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) which is imposed under Regulation D from time to time with respect to Eurocurrency funding applicable to the class of banks of which Bank is a member.

"Security Documents" means all documents or instruments of any kind executed or delivered in connection with the Loans, whether delivered prior to, at, or after the Closing, wherein Bank is granted a Lien in Borrower's assets, and all documents and instruments executed and delivered in connection with any of the foregoing, together with any and all extensions, revisions, modifications or amendments at any time made to any of such documents or instruments, including but not limited to this Agreement, the Mortgages, the Assignments of Rents and Leases, the Assignments of Management Agreements, and the Financing Statements.

"Solid Wastes" means "solid wastes" as defined under any applicable Environmental Law.

"Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Swap Documents" means (a) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); (b) any combination of the foregoing; or (c) any master agreement for any of the foregoing, as any of the foregoing may be amended or supplemented from time to time.

"Swap Rate" means the interest rate on the Bank Swap Documents, if applicable.

"Term Period" means the period of time from the expiration of the Interest-Only Period through the Maturity Date.

"Third Party" means a Person not a party to this Agreement.

"Title Insurance Company" means First American Title Insurance Company or any other title insurance company acceptable to Bank in its discretion and authorized under applicable Law to issue a Title Insurance Policy.

"Title Insurance Policy" means a standard ALTA form title insurance policy with respect to the applicable Mortgaged Property and acceptable to Bank in its discretion, containing the Required Endorsements, dated as of the time of recording the applicable Mortgage and endorsed or "dated-down" to a date no more than three (3) days prior to each Advance, and issued by a Title Insurance Company to Bank upon the applicable Mortgaged Property, subject only to those exceptions and matters of title acceptable to Bank, in Bank's discretion, including the Permitted Liens.

"Unsecured Indebtedness" means Indebtedness not secured by any Lien.

"Voting Power" means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

"Without Notice" means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be expressly required by applicable Law.

1.2        Accounting Terms.    Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, Generally Accepted Accounting Principles.

1.3        UCC Terms.    As used herein, "Accounts", "Chattel Paper", "Commercial Tort Claims", "Deposit Accounts", "Documents", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter-of-Credit Rights", "Payment Intangible", "Proceeds", "Supporting Obligations", and other terms not specifically defined herein shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the State of Delaware (except in cases and with respect to Collateral when the perfection, the effect of perfection or nonperfection, and the priority of a Lien in the Collateral is governed by another Jurisdiction, in which case such capitalized words and phrases shall have the meanings attributed to those terms under such other Jurisdiction).

1.4        Construction of Terms.    Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, and use of the terms "herein", "hereof", and "hereunder" shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided.

1.5        Computation of Time Periods.    For purposes of computation of periods of time hereunder, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding", and the word "through" means "through and including".

1.6        Reference to Borrowers, Borrower Parties and Bank Parties.

(A)        Any reference in this Agreement to (i) "Borrower" shall mean each and any Borrower, singularly; (ii) "Borrowers" shall mean all of the Borrowers, collectively (it being understood that except and only to the extent as may be clearly provided for herein to the contrary, all the Obligations of each Borrower and all Borrowers under the Loan Documents shall be the joint and several obligations of all Borrowers); (iii) "Borrower Party" shall mean each and any Borrower Party, singularly; (iv) "Borrower Parties" shall mean all of the Borrower Parties, collectively; (v) "Bank Party" shall mean each and any Bank Party, singularly; and (vi) "Bank Parties" shall mean all of the Bank Parties, collectively.

(B)        It is understood and agreed that with respect to the representations, warranties and covenants contained in this Agreement and the other Loan Documents, (i) such representations, warranties and covenants are made by each Borrower with respect to itself and not with respect to any other Borrower Party, and (ii) any representations, warranties or covenants as to any particular Collateral are made by the Borrower who is the owner of the applicable Collateral.

1.7        Bank Swap Documents.    Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, (i) no covenant or agreement of Borrower Party shall prohibit Borrower Party from entering into any Bank Swap Document; (ii) any default or event of default under any Bank Swap Document shall constitute an Event of Default under this Agreement; and (iii) the right of Bank to accelerate any of the Obligations shall not be construed to require the termination or unwinding of any transactions the subject of any Bank Swap Documents.

1.8        Bank as Agent for Other Bank Parties.    To the extent that any Lien is granted to Bank in this Agreement or under any Loan Document as security for any Obligation of any Borrower Party to any Bank Party other than Bank, the Lien so granted shall be deemed to be a Lien granted to Bank as agent for such other Bank Party, without the necessity of any act or consent of any Person.

1.9        Joint and Several Liability of Borrowers.

(A)        Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by Bank under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each other Borrower.

(B)        Each Borrower jointly and severally irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations of Borrowers, it being the intention of the parties hereto that all the Obligations of Borrowers shall be the joint and several obligations of each and all of the Borrowers without preferences or distinction among them.

(C)        If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations of Borrowers as and when due or to perform any of the Obligations of Borrowers in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligations.

(D)        The obligations of each Borrower under any Loan Document constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(E)        Except as otherwise expressly provided in any Loan Document, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any borrowing made under this Agreement, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement or any other Loan Document, notice of any action at any time taken or omitted by Bank under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notice and other formalities of every kind in connection with this Agreement or any other Loan Document. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Bank at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Loan Document, any and all other indulgences whatsoever by Bank in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Bank, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Agreement or any other Loan Document, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Agreement or any other Loan Document shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Agreement and the other Loan Documents shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower Party or Bank. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower Party or Bank.

(F)        The provisions of this Section are made for the benefit of Bank and its successors and assigns, and may be enforced from time to time against any of the

Borrowers as often as occasion therefor may arise and without requirement on the part of Bank first to marshal any of its claims or to exercise any of its rights against any Borrower Party or to exhaust any remedies available against any other Borrower Party or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Bank upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section will forthwith be reinstated in effect, as though such payment had not been made.

(G)        Notwithstanding any provision of any Loan Document, the liability of each Borrower under the Loan Documents as of any date shall be limited to an amount equal to the greatest amount that would not render such Borrower's obligations under the Loan Documents subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable Bankruptcy Laws or other Laws, in each instance after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under applicable Bankruptcy Laws or other Laws (specifically excluding, however, any liabilities of such Borrower to the extent that such liabilities would be discharged by payments made by such Borrower hereunder, and after giving effect to any rights of subrogation, contribution, reimbursement, indemnity or similar rights of such Borrower pursuant to applicable Laws or otherwise, including any agreement of such Borrower with any other Person providing for an equitable allocation of such liability). Each Borrower acknowledges and agrees that the Obligations may from time to time exceed the limitation of liability set forth in the preceding sentence without discharging, limiting or otherwise affecting the obligations of any Borrower under the Loan Documents or the rights and remedies of Bank.

ARTICLE II

2.	THE LOANS.

2.1        Project Credit Facility General Terms.

(A)        The Project Credit Facility shall be comprised of Project Loans in an aggregate principal amount not to exceed the Project Credit Facility Maximum Amount. Project Loans shall be extended by Bank to Borrowers during the period from the date of this Agreement to the Advancement Termination Date. Notwithstanding anything contained herein to the contrary, no Borrower shall be entitled to receive, nor shall Bank be required to close, any New Project Loan (nor to make any Advance of any Project Loan), after the Advancement Termination Date, nor upon the occurrence and during the continuance of a Default.

(B)        If at any time the aggregate outstanding principal balance of the Project Loans exceeds the Project Credit Facility Maximum Amount, Borrowers shall immediately and Without Notice pay or cause to be paid to Bank an amount to the extent necessary to reduce the aggregate outstanding principal balance of the Project Loans to an amount not greater than the Project Credit Facility Maximum Amount.

2.2	General Terms With Respect to Claremont Project Loan.

(A)        Subject to the terms hereof, Bank will lend Claremont Borrower, with respect to the Claremont Project and the Claremont Project Loan, an amount not to exceed the Claremont Project Loan Amount.

(B)        The Claremont Project Loan shall be disbursed with an initial Advance in the amount of up to $12,512,500.00 at Closing, to pay a portion of the purchase price of the Claremont Project and to paying closing costs in connection with the Claremont Loan.

(C)        The balance of the Claremont Project Loan Amount (viz., $445,662.00) shall be funded on or before October 31, 2013 and upon at least five (5) Business Day's prior written notice from Claremont Borrower to Bank (which notice shall include the requested amount of such Advance and the requested date of disbursement of such Advance), as follows:

(1)        Any Advance of such balance shall be subject to the condition precedent that Borrower shall have delivered to Bank an updated appraisal made at Claremont Borrower's expense by an M.A.I. appraiser engaged and approved by Bank and in form and substance satisfactory to Bank reflecting that the loan to value ratio (after taking into account the Advances contemplated under this paragraph (C)), does not exceed 65%.

(2)        Up to $357,500.00, which shall be funded as and when Claremont Borrower is obligated to pay the additional Purchase Price under and as defined in the Holdback Escrow Agreement (and Borrower shall provide documentation as reasonably required by Bank evidencing that all conditions to such payment have been satisfied); and

(3)        Up to $88,162.00 upon completion of the tenant improvements to suite 200 of the Claremont Project (with an Advance of up to $84,500.00) and suite 240 of the Claremont Project (with an Advance of up to $3,662.00), with the notice regarding such additional Advances to be accompanied by a copy of the certificate of occupancy and rent commencement letter with respect to the applicable suite.

(4)        Claremont Borrower appoints each of the Borrower's Representatives of Claremont Borrower as its agent to make all such disbursement requests.

(D)        Bank will credit or pay the proceeds of each Advance of the Claremont Project Loan to Claremont Borrower's deposit account with Bank, or in such other manner as Claremont Borrower and Bank may agree (including disbursement of the initial Advance to the Title Insurance Company's escrow account at Closing).

(E)        Each submission by Claremont Borrower to Bank of a requisition for an Advance of the Claremont Project Loan shall constitute Claremont Borrower's representation and warranty to Bank that (i) all completed construction and renovation work is substantially in accordance with the plans and specifications therefor, (ii) all construction and nonconstruction costs for the payment of which Bank has previously advanced funds have in fact been paid, and (iii) there is not existing any Default.

(F)        If Bank or the applicable Title Insurance Company shall so require, Claremont Borrower will submit with its requisitions for Advances of the Claremont Loan lien waivers in form satisfactory to Bank and such Title Insurance Company, showing amounts paid and amounts due to all Persons furnishing labor or materials in connection with any construction work at the Claremont Project. If the applicable Title Insurance Policy is not written so as to insure any and all disbursements of the Claremont Loan up to the face amount of the Claremont Mortgage (including coverage for losses sustained by reason of the lack of priority of the Claremont Mortgage over any statutory Lien for services, labor or materials furnished subsequent to the date of this Agreement), Borrower shall have the applicable Title Insurance Company deliver to Bank an endorsement to the applicable Title Insurance Policy insuring each Advance of the Claremont Loan being requisitioned and insuring Bank for said Advance under the applicable Title Insurance Policy.

2.3        General Terms With Respect to New Project Loans.

(A)        In order to obtain a new Project Loan (each a "New Project Loan"), a Borrower's Representative shall deliver to Bank, not later than thirty (30) Business Days prior to the day such New Project Loan is sought, a written request for such New Project Loan, which shall contain

(1)        a description of the medical office building property (each a "New Project") proposed to be purchased with the proceeds of such New Project Loan;

(2)        the requested amount of such New Project Loan (which shall not exceed 65% of the purchase price nor 65% of the appraised value of such New Project); and

(3)        the date on which such New Project Loan is proposed to be closed.

(B)        Upon Bank's receipt of such request and upon satisfaction of the terms and conditions of this Agreement (including, but not limited to, execution and delivery of the documents and instruments required under Section 4.2 of this Agreement), and upon Bank's approval of such New Project and the entity which will own such New Project (which entity shall be added as a "Borrower" under this Agreement, and referred to herein as a "New Borrower") as meeting the credit standards and other requirements of Bank (in Bank's sole discretion), Bank will make such New Project Loan available to the applicable New Borrower by crediting or paying the proceeds of the New Project Loan to such New Borrower's deposit account with Bank, or in such other manner as such New Borrower and Bank may agree.

2.4        The Notes.

(A)        Claremont Borrower's obligation to repay the Claremont Project Loan shall be evidenced by the Claremont Note.

(B)        Each New Borrower's obligation to repay the New Project Loan extended to such New Borrower shall be evidenced by the Note executed and delivered by such New Borrower, in substantially the same form as the Claremont Note.

2.5        Interest Rate.    During the entire period that the Loans are outstanding, interest shall accrue at the Adjusted LIBOR Rate during each applicable Interest Period.

2.6        Payments of Principal and Interest.    Principal and interest on the Loans shall be payable as follows:

(A)        On the first Payment Due Date following the date of each Note, on each successive Payment Due Date thereafter during the Interest-Only Period, and on the last day of the Interest-Only Period, each Borrower shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of such Borrower's Note.

(B)        On the first (1st)  Payment Due Date during the Term Period, and on each successive Payment Due Date thereafter during the Term Period, each Borrower shall pay to Bank (1) all accrued and unpaid interest on the outstanding principal balance of such Borrower's Note, and (2) a principal payment equal to the product of (i) a fraction, the numerator of which is one, and the denominator of which is the number of months during the Term Period, times (ii) the total principal payments that would be made over such number of months, based on the monthly amortization of principal and interest on a hypothetical loan where (x) the principal indebtedness being amortized is equal to the principal indebtedness owing under such Borrower's Loan as of the first day of the Term Period, (y) the interest rate during the amortization period is equal to five percent (5%) per annum, and (z) the amortization period is three hundred sixty (360) months.

(C)        If not earlier demanded pursuant to Section 8.3 hereof, the outstanding principal balance of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Maturity Date.

2.7        Use of Proceeds of Loans.    The proceeds of the Loans shall be used to finance a portion of the acquisition cost of the Projects and to pay closing costs, expenses and fees in connection with the Loans and the acquisition of the Projects.

2.8        Release of a Project.    RESERVED.

ARTICLE III

3.	PAYMENTS, ADDITIONAL COSTS, ETC.

3.1        Default Rate.    Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the Interest Rate payable on the Loans shall be the Default Rate.

3.2        Payments Under Bank Swap Documents.    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if all or any portion of any Loan is subject to a Bank Swap Document, and such Bank Swap Document provides for a payment schedule for principal and interest contrary to the provisions of this Agreement or any other Loan Document, the payment schedule set forth in such Bank Swap Document shall govern with respect to that portion of such Loan subject to such Bank Swap Document.

3.3         Late Payments.    If any scheduled payment, whether principal, interest, or principal and interest, is late twelve (12) days or more, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the maximum amount allowed by applicable Laws nor less than $10.00. The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Bank may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest immediately due and payable.

3.4        Payment to Bank.

(A)        All sums payable to Bank under this Agreement or under any other Loan Document shall be paid directly to Bank in immediately available funds or by good check at the Place for Payment. If Bank shall send Borrower statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.

(B)        All payments to be made by Borrower hereunder will be made to Bank not later than 2:00 p.m. at the Place for Payment on the date payment is due. Payments received after 2:00 p.m. at the Place for Payment shall be deemed to be payments made prior to 2:00 p.m. at the Place for Payment on the next succeeding Business Day.

(C)        Bank shall charge against any deposit account of Borrower all or any part of any amount owed by Borrower hereunder, and Borrower hereby authorizes Bank to charge Borrower's accounts with Bank in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

(D)        At the time of making each such payment, Borrower shall, subject to the other terms and conditions of this Agreement, specify to Bank the Loan or other obligation of Borrower hereunder to which such payment is to be applied. In the event that Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Bank may apply such payments as it may determine in its discretion.

3.5        Prepayment.     Borrower may prepay the principal of the Loans in whole or, from time to time, in part, without premium or penalty. In the case of any partial prepayment, Bank shall have the right to require and shall permit the remaining principal balance to be re-amortized over the remaining term of the applicable Loan. All partial prepayments, whether voluntary or mandatory, shall (except as may be directed by Borrower to the contrary) be applied against the next principal payment of the applicable Loan next coming due and in the inverse order of maturity, and no prepayment shall entitle Borrower to cease making any payment as otherwise scheduled hereunder.

3.6        No Setoff or Deduction.    All payments of principal and interest on the Loans and other amounts payable by Borrower hereunder shall be made by Borrower without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority. If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed on any such payments, Borrower will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loans and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Borrower will furnish to Bank certified copies of all tax receipts evidencing the payment of such amounts within thirty (30)  days after the date any such payment is due pursuant to applicable Laws.

3.7         Payment on Non-Business Day; Payment Computations.    Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

3.8        Additional Costs.

(A)        In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank of any amounts payable by Borrower under this Agreement (other than taxes imposed on the income of Bank), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) shall impose any other condition with respect to this Agreement, any other Loan Document or any Loan, and the result of any of the foregoing is to increase the cost to Bank of making, funding or maintaining such Loan or to reduce the amount of any sum receivable by Bank thereon, then Borrower shall pay to Bank from time to time, within sixty (60) days after written request by Bank, additional amounts sufficient to compensate Bank for such increased cost or reduced sum receivable to the extent Bank is not compensated therefor in the computation of the Interest Rate applicable to such Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

(B)        In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank) and Bank determines that the amount of such capital is increased by or based upon the existence of Bank's obligations hereunder and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank from time to time, within sixty (60) days after written request by Bank, additional amounts sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of such Bank's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank shall be conclusive and binding for all purposes absent manifest error in computation.

3.9        Illegality and Impossibility.    In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Bank to maintain any Loan under this Agreement, Borrower shall upon receipt of notice thereof from Bank repay in full the then outstanding principal amount of such Loan, together with all accrued interest thereon to the date of payment and all amounts owing to Bank, (a) on a date no later than one hundred twenty (120) days after such notice, if Bank may lawfully continue to maintain such Loan for such period, or (b) immediately if Bank may not continue to maintain such Loan to such day.

3.10        360-Day Year.    All interest payable under the Notes shall be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

3.11        Indemnification.     If Borrower makes any payment of principal with respect to any Loan on any other date than the last day of an Interest Period applicable thereto, or if Borrower fails to borrow any Advance after notice has been given to Bank in accordance with this Agreement, or if Borrower fails to make any payment of principal or interest in respect of any Loan when due, Borrower shall reimburse Bank on demand for any resulting loss or expense actually incurred by Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from a Third Party, whether or not Bank shall have funded or committed to fund such Advance. A statement as to the amount of such actual loss or expense (such as LIBOR breakage costs), prepared in good faith and in reasonable detail by Bank will be submitted by Bank to Borrower, and shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund the applicable Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance in the relevant market and having a maturity comparable to the related Interest Period and through the transfer of such deposit to a domestic office of such Bank in the United States; provided, however, that Bank may fund the Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

3.12        No Requirement to Actually Obtain Funds.    Notwithstanding the fact that the Interest Rate pursuant to the Loans may be calculated based upon Bank's cost of funds, Borrower agrees that Bank shall not be required actually to obtain funds from such source at any time.

3.13        Usury Limitation.    If, at any time, the Interest Rate payable on the Loans shall be deemed by any competent court of law or any Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the Interest Rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws, and any excess interest actually collected by Bank shall be credited as a partial prepayment of principal.

ARTICLE IV

4.	CONDITIONS PRECEDENT.

The obligation of Bank to make the Loans and any Advance hereunder is subject to the following conditions precedent:

4.1        Documents Required for the Closing.    Prior to or concurrently with the Closing, the following instruments, documents, and things duly executed by all proper Persons, and all in form and substance acceptable to Bank, shall have been delivered to Bank:

(A)        This Agreement;

(B)        The Claremont Note;

(C)        The Claremont Mortgage, together with the following:

(1)        Evidence that the Claremont Mortgage has been (or will be) duly recorded in all filing or recording offices that Bank may deem necessary or desirable, and that all filing and recording taxes and fees have been paid,

(2)        A fully-paid Title Insurance Policy with respect to the Claremont Mortgage, in an amount not less than the maximum Indebtedness secured by the Claremont Mortgage, insuring the Claremont Mortgage to be a valid first Lien on the Mortgaged Property the subject of the Claremont Mortgage (the "Claremont Mortgaged Property"), free and clear of all Liens (including, but not limited to, mechanics' and materialmen's Liens), excepting only Permitted Liens and other Liens approved by Bank in its discretion, and providing for such other affirmative insurance (to the extent available) and such coinsurance and direct access reinsurance as Bank may deem reasonably necessary or desirable,

(3)        Such consents and agreements of lessors, lessees, and other Third Parties, and such estoppel letters and other confirmations, as Bank may deem necessary or desirable in its reasonable discretion;

(4)        Evidence that all other action that Bank may deem necessary or desirable in its reasonable discretion in order to create and perfect a valid first Lien on the Claremont Mortgaged Property has been taken;

(D)        The Claremont Assignment of Rents and Leases, together with evidence that the Claremont Assignment of Rents and Leases has been (or will be) duly recorded in all filing or recording offices that Bank may deem necessary or desirable, and that all filing and recording taxes and fees have been paid;

(E)        The Claremont Assignment of Management Agreement, together with a copy of the management agreement the subject thereof (which management agreement and property manager are subject to the review and approval of Bank);

(F)        The Claremont Carveout Guaranty;

(G)        A Financial Reporting Agreement from Pomona Valley Hospital Medical Center;

(H)        Closing Certificates of Claremont Borrower and the Carveout Guarantors;

(I)         Financing Statements naming Claremont Borrower as debtor and Bank as secured party, together with evidence that each such Financing Statement has been duly recorded in all filing or recording offices that Bank may deem necessary or desirable, and that all filing and recording taxes and fees have been paid;

(J)        With respect to each of Claremont Borrower and each Carveout Guarantor, a certificate of an officer or other representative acceptable to Bank dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representatives of such Borrower Party signing each Loan Document to which such Borrower Party is a party, together with the following documents attached thereto:

(1)        A copy of the resolutions of such Borrower Party's Governing Body authorizing the execution, delivery and performance of each Loan Document to which such Borrower Party is a party;

(2)        A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Borrower Party is organized, of such Borrower Party's Organizational Documents filed with such secretary of state (or similar Governmental Authority); and

(3)        A copy of such Borrower Party's other Organizational Documents;

(K)        A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) and department of revenue or taxation (or similar appropriate Governmental Authority) of the Jurisdiction in which each of Claremont Borrower and each Carveout Guarantor is organized as to the existence and good standing of such Borrower Party within such Jurisdiction, and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral owned by Claremont Borrower is located as to the qualification and good standing of Claremont Borrower as a foreign entity doing business in each such state;

(L)        Written opinions of counsel to Claremont Borrower and the Carveout Guarantors, addressed to Bank and dated as of the date of Closing;

(M)        The Financial Statements of Claremont Borrower and the Carveout Guarantors;

(N)        UCC-11 reports showing no Liens superior to Bank’s Lien on the Claremont Mortgaged Property and the other Collateral owned by Claremont Borrower;

(O)        Evidence satisfactory to Bank that Claremont Borrower has obtained all insurance policies as required under the Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect;

(P)        An ALTA form survey of the Claremont Mortgaged Property, prepared by an approved surveyor and either (i) evidence satisfactory to Bank that none of the Claremont Mortgaged Property is located in a flood hazard area, or (ii) flood insurance policies satisfactory to Bank;

(Q)        An appraisal of the Claremont Project, made at Claremont Borrower's expense, which must be by an M.A.I. appraiser engaged and approved by Bank, and must be in form and substance satisfactory to Bank, and reflecting a loan to value ratio with respect to the Claremont Project Loan and the Claremont Project of not more than 65% (excluding from such computation the Advances contemplated to be made under paragraph 2.2(C) above (viz., $445,662.00);

(R)        Copies of the purchase closing statement for the Claremont Project, reflecting a loan to cost ratio with respect to the Claremont Project Loan and the Claremont Project of not more than 65%;

(S)        An environmental/hazardous substances survey and report with respect to the Claremont Project, and, if applicable, reports and certifications in such form and from such Person(s) as Bank may require setting forth with such particularity as may be required by Bank: (i) the plans for removal of any and all Hazardous Substances, Petroleum Products and Solid Wastes located on the Claremont Mortgaged Property, if any, including an appropriate verification that such removal will be accomplished in accordance with applicable Law; (ii) the qualifications of those Persons engaged to so remove the Hazardous Substances, Petroleum Products and Solid Wastes; and (iii) upon completion of the removal of the Hazardous Substances, Petroleum Products and Solid Wastes, certification that the Hazardous Substances, Petroleum Products and Solid Wastes have in fact been removed;

(T)        Copies of all Assigned Leases of the Claremont Project in effect at the time of Closing (together with any applicable lease guaranties), and the Claremont Assignment Documents;

(U)        The form of lease to be utilized in connection with the leasing of the Claremont Project;

(V)        Except as may be waived by Bank in its discretion, estoppel certificates and subordination, attornment and non-disturbance agreements with respect to all Assigned Leases of the Claremont Project in effect at the time of Closing; and

(W)        All other items required to be provided to Bank and not otherwise set forth above.

4.2        Documents Required for Closing of New Project Loans and Addition of New Projects.    Prior to or concurrently with the addition of the closing of any New Project Loan and the addition of any New Project under this Agreement, the following instruments, documents, and things duly executed by all proper Persons, and all in form and substance acceptable to Bank, shall have been delivered to Bank:

(A)        An amendment to this Agreement (each a "Credit Agreement Amendment");

(B)        A Note evidencing the New Project Loan;

(C)        A Mortgage with respect to the New Project (each a "New Mortgage"), together with the following:

(1)        Evidence that the New Mortgage has been (or will be) duly recorded in all filing or recording offices that Bank may deem necessary or desirable, and that all filing and recording taxes and fees have been paid,

(2)        A fully-paid Title Insurance Policy with respect to the New Mortgage, in an amount not less than the maximum Indebtedness secured by the New Mortgage, insuring the New Mortgage to be a valid first Lien on the Mortgaged Property the subject of the New Mortgage (the "New Mortgaged Property"), free and clear of all Liens (including, but not limited to, mechanics' and materialmen's Liens), excepting only Permitted Liens and other Liens approved by Bank in its discretion, and providing for such other affirmative insurance (to the extent available) and such coinsurance and direct access reinsurance as Bank may deem reasonably necessary or desirable,

(3)        Such consents and agreements of lessors, lessees, and other Third Parties, and such estoppel letters and other confirmations, as Bank may deem necessary or desirable in its reasonable discretion;

(4)        Evidence that all other action that Bank may deem necessary or desirable in its reasonable discretion in order to create and perfect a valid first Lien on the New Mortgaged Property has been taken;

(D)        An Assignment of Rents and Leases with respect to the New Project (each a "New Assignment of Rents and Leases"), together with evidence that the New Assignment of Rents and Leases has been (or will be) duly recorded in all filing or recording offices that Bank may deem necessary or desirable, and that all filing and recording taxes and fees have been paid;

(E)        An Assignment of Management Agreement with respect to the New Project (each a "New Assignment of Management Agreement"), together with a copy of the management agreement the subject thereof (which management agreement and property manager are subject to the review and approval of Bank);

(F)        An amendment to each then-existing Mortgage (each a "Mortgage Amendment"), together with evidence that each such Mortgage Amendment has been (or will be) duly recorded in all filing or recording offices that Bank may deem necessary or desirable, and that all filing and recording taxes and fees have been paid, together with an endorsement to each applicable Title Insurance Policy with respect thereto;

(G)        A Carveout Guaranty from the Carveout Guarantors;

(H)        Closing Certificates of New Borrower and the Carveout Guarantors;

(I)        Financing Statements naming New Borrower as debtor and Bank as secured party, together with evidence that each such Financing Statement has been duly recorded in all filing or recording offices that Bank may deem necessary or desirable, and that all filing and recording taxes and fees have been paid;

(J)        With respect to each of New Borrower and each Carveout Guarantor, a certificate of an officer or other representative acceptable to Bank dated as of the date of the Credit Agreement Amendment, certifying as to the incumbency and signatures of the representatives of such Borrower Party signing each Loan Document to which such Borrower Party is a party, together with the following documents attached thereto:

(1)        A copy of the resolutions of such Borrower Party's Governing Body authorizing the execution, delivery and performance of each Loan Document to which such Borrower Party is a party;

(2)        A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Borrower Party is organized, of such Borrower Party's Organizational Documents filed with such secretary of state (or similar Governmental Authority); and

(3)        A copy of such Borrower Party's other Organizational Documents;

(K)        A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) and department of revenue or taxation (or similar appropriate Governmental Authority) of the Jurisdiction in which each of New Borrower and each Carveout Guarantor is organized as to the existence and good standing of such Borrower Party within such Jurisdiction, and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral owned by New Borrower is located as to the qualification and good standing of New Borrower as a foreign entity doing business in each such state;

(L)        Written opinions of counsel to New Borrower and the Carveout Guarantors, addressed to Bank and dated as of the date of the Credit Agreement Amendment;

(M)        The Financial Statements of New Borrower;

(N)        UCC-11 reports showing no Liens superior to Bank’s Lien on the New Mortgaged Property and the other Collateral owned by New Borrower;

(O)        Evidence satisfactory to Bank that New Borrower has obtained all insurance policies as required under the Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect;

(P)        An ALTA form survey of the New Mortgaged Property, prepared by an approved surveyor and either (i) evidence satisfactory to Bank that none of the New Mortgaged Property is located in a flood hazard area, or (ii) one or more flood insurance policies satisfactory to Bank;

(Q)        An appraisal of the New Project, made at New Borrower's expense, which must be by an M.A.I. appraiser engaged and approved by Bank, and must be in form and substance satisfactory to Bank, and reflecting a loan to value ratio (with respect to both the New Project and New Project Loan separately, and all the Projects and Project Loans collectively) of not more than 65%;

(R)        Copies of the purchase closing statement for the New Project, reflecting a loan to cost ratio with respect to the New Project Loan and the New Project of not more than 65%;

(S)        An environmental/hazardous substances survey and report with respect to the New Project, and, if applicable, reports and certifications in such form and from such Person(s) as Bank may require setting forth with such particularity as may be required by Bank: (i) the plans for removal of any and all Hazardous Substances, Petroleum Products and Solid Wastes located on the New Mortgaged Property, if any, including an appropriate verification that such removal will be accomplished in accordance with applicable Law; (ii) the qualifications of those Persons engaged to so remove the Hazardous Substances, Petroleum Products and Solid Wastes; and (iii) upon completion of the removal of the Hazardous Substances, Petroleum Products and Solid Wastes, certification that the Hazardous Substances, Petroleum Products and Solid Wastes have in fact been removed;

(T)        Copies of all Assigned Leases of the New Project in effect on the date of the Credit Agreement Amendment (together with any applicable lease guaranties), and evidence of the assignment thereof to New Borrower;

(U)        The form of lease to be utilized in connection with the leasing of the New Project;

(V)        Except as may be waived by Bank in its discretion, estoppel certificates and subordination, attornment and non-disturbance agreements with respect to all Assigned Leases of the New Project in effect on the date of the Credit Agreement Amendment, and Financial Reporting Agreements from the tenants under such Assigned Leases;

(W)        Evidence satisfactory to Bank that, after adding the New Project Loan and the New Project, the Debt Service Coverage Requirement (with respect to both the New Project and New Project Loan separately, and all the Projects and Project Loans collectively) shall be met and maintained; and

(X)        All other items required to be provided to Bank and not otherwise set forth above.

4.3        Certain Events.    At the time of Closing and each Advance:

(A)        No Default shall have occurred and be continuing;

(B)        No Material Adverse Change shall have occurred;

(C)        All of the Loan Documents shall have remained in full force and effect;

(D)        Borrowers shall have paid all fees, expenses, costs, and other amounts then owing to Bank, including the Loan Fee; and

(E)        All legal matters incidental thereto shall be reasonably satisfactory to Gibbons Graham LLC, counsel to Bank.

4.4        Election to Make Advances Prior to Satisfaction of Conditions Precedent.    In the event Bank, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Bank to make any subsequent Advance until all items required by this Article have been delivered.

ARTICLE V

5.	COLLATERAL SECURITY

5.1        Grant of Lien.

(A)        As security for the prompt satisfaction of all Obligations, each Borrower hereby assigns, transfers, and sets over to Bank all of such Borrower's Interest in and to, and grants Bank a Lien on, upon and in such Borrower’s Interest in and to the Collateral.

(B)        No submission by Borrower to Bank of a schedule or other particular identification of Collateral shall be necessary to vest in Bank security title to and a security interest in each and every item of Collateral now existing or hereafter created and acquired, but rather such title and security interest shall vest in Bank immediately upon the creation or acquisition or any item of Collateral hereafter created or acquired, without the necessity for any other or further action by Borrower or by Bank.

5.2        Maintenance of Lien.

(A)        Borrower authorizes Bank to file one or more Financing Statements to perfect Bank's Lien pursuant to the Uniform Commercial Code, such Financing Statements to be in form and substance as required by Bank.

(B)        Borrower hereby appoints Bank as its attorney-in-fact (without requiring Bank to act as such) to file any Financing Statement in the name of Borrower, and to perform all other acts that Bank deems appropriate to perfect and continue Bank's Lien and to protect and preserve the Collateral.

(C)        In connection with Bank's Lien, Borrower will:

(1)        Execute and deliver, and cause to be executed and delivered, such documents and instruments, including amendments to the Security Documents in form reasonably satisfactory to Bank as Bank, from time to time, may specify, and pay, or reimburse Bank upon demand for paying, all costs and taxes of filing or recording the same in such Jurisdictions as Bank may designate; and

(2)        Take such other steps as Bank, from time to time, may reasonably direct to protect, perfect, and maintain Bank's Lien.

ARTICLE VI

6.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to Bank (provided that it is understood that each Borrower is making its representations only on its own behalf, and only to the extent of its knowledge with respect to any other Borrower), knowing that Bank will rely on such representations and warranties as an inducement to make the Loans, that:

6.1        Existence.    Each Borrower is a duly organized and existing entity in good standing under the Laws of the Jurisdiction of its organization, is duly qualified and in good standing as a foreign entity in the Jurisdiction where the Project owned by such Borrower is located, and has full power and authority to consummate the transactions contemplated by this Agreement.

6.2        Authority.     The execution, delivery and performance of all of the Loan Documents have been duly authorized by all requisite action by Borrower. All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of Borrower, enforceable in accordance with their respective terms, and Bank will be entitled to the benefits of all of the Loan Documents.

6.3        Consents or Approvals.    No consent of any Third Party and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Party is required (other than those that are required and have been obtained) either (i) for the due execution, delivery, recordation, filing or performance by any Borrower Party of this Agreement or any other Loan Document or for the consummation of the transaction contemplated hereby; (ii) for the mortgage, pledge, assignment, or grant by Borrower of Bank’s Lien; (iii) for the perfection or maintenance of Bank’s Lien, except for the recording of the Mortgages, the Assignments of Rents and Leases, and the Financing Statements; (iv) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any of the other Loan Documents, except as may be required by applicable Laws in connection with the foreclosure and disposition of the Collateral; or (v) for the operation of Borrower's business (other than those permits that have been or will be obtained in Borrower's Ordinary Course of Business). All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of Borrower to enter into and perform its obligations under this Agreement.

6.4        Violations or Actions Pending.    There are no actions, suits, or proceedings pending or, to the best of Borrower's knowledge, threatened, which might have a Material Adverse Effect or which might impair the value of the Collateral. Borrower is not in violation of any agreement the violation of which will or might reasonably be expected to have a Material Adverse Effect, and Borrower is not in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which Borrower is subject. The execution and performance of this Agreement and the other Loan Documents by Borrower will not result in any breach of any mortgage, lease, credit or loan agreement or any other instrument which may bind or affect Borrower.

6.5        Existing Indebtedness.    No Borrower has any existing Indebtedness (except Indebtedness incurred pursuant to the Loan Documents).

6.6        Tax Returns.    Except as may otherwise be permitted herein, all federal, state, local and other tax returns and reports of Borrower required by Laws have been completed in full and have been duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings. There are no unpaid assessments pending against Borrower for any taxes or withholdings, and Borrower knows of no basis therefor.

6.7        Financial Statements.    All financial statements of Borrower heretofore given and hereafter to be given to Bank are and will be true and complete in all material respects as of their respective dates and prepared in accordance with Generally Accepted Accounting Principles, and fairly represent and will fairly represent the financial conditions of Borrower, and no Material Adverse Change has or will have occurred in the financial conditions reflected therein after the respective date thereof upon delivery to Bank, except as may be disclosed in writing to Bank.

6.8        Title.    Borrower has good and marketable title to all its assets, including, without limitation, the Collateral, subject to no Liens, except for Permitted Liens.

6.9        Solvency.     Borrower is Solvent.

6.10      Priority of Liens.    Bank’s Lien constitutes a first Lien against the Collateral, prior to all other Liens, including those which may hereafter accrue, except for the Permitted Liens.

6.11      Accuracy of Documents.    All documents and other things furnished to Bank by or on behalf of any Borrower Party as part of or in support of the application for the Loans or pursuant to this Agreement are true, correct, complete and accurately represent in all material respects the matters to which they pertain.

6.12      Environmental and Healthcare Laws.    To the best of Borrower’s knowledge, except as disclosed in the Phase I Environmental Site Assessments approved by Bank with respect to the Projects, neither the Mortgaged Property nor Borrower is in violation of or subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority or any remedial obligations under any applicable Environmental Laws or Healthcare Laws, and there are no facts, conditions or circumstances known to it which could result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable Governmental Authority, and Borrower will promptly notify Bank if Borrower becomes aware of any such facts, conditions or circumstances or any such investigation or inquiry. Borrower has not obtained and is not required to obtain any Governmental Approvals to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Mortgaged Property or Improvements constructed or to be constructed by reason of any Environmental Laws or Healthcare Laws. No Petroleum Products, Hazardous Substances or Solid Wastes have been disposed of or released on the Mortgaged Property in violation of any applicable Environmental Laws, and Borrower covenants and agrees that it will not cause there to be any violation of any Environmental Laws or Healthcare Laws in connection with its ownership and use of the Mortgaged Property, including any violation arising from the disposal or release of Petroleum Products, Hazardous Substances or Solid Wastes on the Mortgaged Property. Notwithstanding anything to the contrary herein, Borrower shall indemnify and hold Bank harmless from and against any fines, charges, expenses, fees, Attorneys' Fees and costs incurred by Bank in the event Borrower or the Mortgaged Property (whether or not due to any fault of Borrower) is hereafter determined to be in violation of any Environmental Laws or Healthcare Laws (excluding, however, any violation arising from circumstances occurring after the Environmental Indemnification Release Date, or any violation arising from the gross negligence or willful misconduct of Bank), and this indemnity shall survive any foreclosure or deed in lieu of foreclosure and repayment of the Loans.

6.13      Restrictions and Covenants Affecting the Mortgaged Property.    Neither Borrower nor the Mortgaged Property is in violation of any easements, covenants or restrictions affecting the Mortgaged Property.

6.14      Condemnation.    There are no proceedings pending, or, to the best of Borrower's knowledge, threatened, to exercise any power of condemnation or eminent domain, with respect to the Mortgaged Property, or any interest therein, or to enjoin or similarly prevent the use of any Project.

6.15      Compliance with Laws.    All necessary action has been taken to permit full use of each Project for its intended purpose under applicable Laws, and each Project complies with all applicable Laws.

6.16      Assigned Documents.

(A)        Borrower is (or, with respect to any Assigned Documents hereafter made, will be) the sole owner and holder of Borrower's Interest in each Assigned Document, and Borrower has not transferred or otherwise assigned any interest of Borrower as a party to any Assigned Document.

(B)        Each of the Assigned Documents is (or, with respect to any Assigned Documents hereafter made, will be) valid and enforceable in accordance with its respective terms, and in full force and effect, and has not been (or, with respect to any Assigned Documents hereafter made, will not be) altered, modified or amended in any manner whatsoever except as permitted by this Agreement.

(C)        None of the Rents have been or will be assigned, pledged or in any manner transferred or hypothecated, except pursuant to the Loan Documents.

(D)        None of the Rents, for any period subsequent to the date of this Agreement, have been or will be collected in advance of the time when such Rents become due under the terms of the Assigned Leases.

6.17      Anti-Terrorism Laws.

(A)        General.    No Borrower Party is in violation of any Anti-Terrorism Law, and no Borrower Party engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(B)        Executive Order No. 13224.

(1)        No Borrower Party is any of the following (each a "Blocked Person"):

(a)        A Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(b)        A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c)        A Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)        A Person that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;

(e)        A Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(f)        A Person who is affiliated with a Person listed above.

(2)        No Borrower Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

6.18        Continuing Effectiveness.    All representations and warranties contained herein shall be deemed continuing and in effect at all times while Borrower remains indebted to Bank pursuant to the Loan and shall be deemed to be incorporated by reference in each requisition for Advance by Borrower unless Borrower specifically notifies Bank of any change therein.

ARTICLE VII

7.	BORROWER'S COVENANTS

Borrower does hereby covenant and agree with Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, Borrower at all times will comply or cause to be complied with the following covenants:

7.1        Affirmative Covenants.

(A)        Borrower will duly and promptly pay and perform all of Borrower's Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Bank Swap Documents, and will cause each other Borrower Party to perform such other Borrower Party’s Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Bank Swap Documents.

(B)        Borrower will use the proceeds of the Loans only for the purposes permitted herein, or as Bank may have otherwise approved from time to time; and Borrower will furnish Bank such evidence as it may reasonably require with respect to such uses.

(C)        Borrower will furnish or cause to be furnished to Bank during the term of the Loans:

(1)        With respect to each Borrower and the Borrowers on a consolidated basis (i) no later than forty-five (45) days after each Quarter-End during the term of the Loans, an income statement, detailed operating statement and balance sheet (which information may be compiled by Borrower's in-house certified public accountants) for the preceding Quarter, all in reasonable detail, including all supporting schedules and comments; and (ii) no later than ninety (90) days after the end of each Fiscal Year, an income statement, detailed operating statement and balance sheet (which information may be compiled by Borrower's in-house certified public accountants) for the preceding Fiscal Year, all in reasonable detail, including all supporting schedules and comments;

(2)        If requested by Bank, with respect to each Carveout Guarantor, no later than ninety (90) days after the end of each fiscal year of such Carveout Guarantor, an income statement, detailed operating statement and balance sheet (which information may be compiled by such Carveout Guarantor's in-house certified public accountants) for the preceding fiscal year, all in reasonable detail, including all supporting schedules and comments;

(3)        If requested by Bank, with respect to any tenant occupying more than ten percent (10%) of the space in any Project, no later than one hundred fifty (150) days after the end of each fiscal year of such tenant, an income statement, detailed operating statement and balance sheet (which information may be prepared by such tenant's in-house accountants) for the preceding fiscal year, all in reasonable detail, including all supporting schedules and comments (and upon the failure of any such tenant to timely deliver any such financial statement or similar financial information, then upon request of Bank, Borrower shall use commercially reasonable efforts (including, if requested by Bank, the institution and pursuit of appropriate legal proceedings at Borrower's expense) to cause such financial statements or similar financial information so required be delivered).

(4)        No later than forty-five (45) days after each Quarter-End, each Borrower shall provide, or cause to be provided, to Bank rent rolls and operating statements of such Borrower's Project for the preceding Quarter in form satisfactory to Bank in its reasonable discretion.

(D)        Each Borrower will (i) engage in no business or activity other than the ownership, management and operation of the Project owned by such Borrower; (ii) enter into no contract or agreement with any Person except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Person (except for such contracts or agreements which have been reviewed and approved by Bank); (iii) make no loan or advance to any Person (except as permitted by the Loan Documents); (iv) hold itself out to the public as a legal entity separate and distinct from any other Person; (v) conduct business in its own name; (vi) not make any distributions that would cause it to fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; and (vii) maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

(E)        Borrower will duly and promptly perform all of Borrower's material obligations under the Assigned Leases according to the terms thereof.

(F)        Bank agrees that Bank shall not require preapproval of Qualified Leases of less than 10% of the space in any Project. With respect to any other leases of any Project entered into after the date of the Note executed and delivered in connection with such Project, Borrower will furnish or cause to be furnished to Bank financial information relating to the prospective tenant and any guarantors of such lease, and a draft of such lease and any guaranties thereof (it being understood that Bank reserves the right to approve the creditworthiness of any such tenant and to require guaranties of any such lease), for Bank's approval prior to the execution of any such lease. Upon Bank's approval of any such tenants, guarantors, leases and guaranties (if any), and after execution and delivery of any lease, Borrower will furnish or cause to be furnished to Bank a copy of the fully-executed lease and any applicable lease guaranties, together with an estoppel certificate and a subordination, non-disturbance and attornment agreement signed by each tenant thereunder, all such documentation to be in form and substance satisfactory to Bank. In addition, if required by Bank with respect to any tenant occupying more than 10% of the applicable Project, Borrower will furnish or cause to be furnished to Bank one or more Financial Reporting Agreements and agreements providing for the Bank to have notice of and an opportunity to cure any defaults thereunder, all such documentation to be in form and substance satisfactory to Bank.

(G)        Borrower will pay when due all commitment and loan fees of Bank, all fees of any "tax-service" firm reporting on the payment of ad valorem taxes, all expenses involved in perfecting Bank’s Lien or the priority of Bank’s Lien, and all other expenses of Bank related to the Loans, or the protection and preservation of the Collateral, or the enforcement of any provision of this Agreement, or the preparation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, title insurance charges, architects', engineers' and Attorneys' Fees (including Attorneys' Fees at trial and on any appeal by either Borrower or Bank), real property taxes and insurance premiums.

(H)        Borrower will furnish promptly to Bank such information as Bank may require concerning costs, marketing and such other factors as Bank may reasonably require; will notify Bank promptly of any litigation instituted or threatened against any Borrower Party which, if adversely determined, would give rise to a Material Adverse Change, any deficiencies asserted or Liens filed by the Internal Revenue Service against any Borrower Party, the Collateral, any audits of any Federal or State tax return of any Borrower Party, and the results of any such audit; will notify Bank promptly after becoming aware of any condemnation or similar proceedings with respect to any of the Collateral, any proceeding seeking to enjoin the intended use of any Project, and of all changes in governmental requirements pertaining to any Project, utility availability, anticipated costs of completion, and any other matters which could reasonably be expected to adversely affect Borrower's ability to perform its obligations under this Agreement.

(I)        Borrower will permit Bank and its agents to have access to the Collateral at reasonable times.

(J)        Borrower will furnish to Bank, if Bank so requests, the contracts, bills of sale, receipted vouchers, and agreements, or any of them, to the extent in Borrower's possession or control, under which Borrower claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of any Project.

(K)        If requested by Bank, Borrower will cause, or permit Bank to cause, any Project to be reappraised at Borrower's expense at any time (but not more than once during any twelve-month period except (i) after an Event of Default, or (ii) if required on account of the requirements of any Governmental Authority or regulatory authority).

(L)        Borrower will certify to Bank, upon request by Bank, that:

(1)        Borrower has materially complied with and is in compliance with all terms, covenants and conditions of this Agreement that are binding upon it;

(2)        To Borrower's knowledge, there exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and

(3)        The representations and warranties contained in this Agreement are true in all material respects with the same effect as though made on the date of such certificate.

(M)        Borrower will, when requested so to do, make available for inspection and audit by duly authorized representatives of Bank any of its Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor. Borrower shall reimburse Bank for all costs associated with such audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.

(N)        Borrower will keep accurate and complete Records, consistent with sound business practices.

(O)        Within ten (10) Business Days of Bank's request therefor, Borrower will furnish or cause to be furnished to Bank copies of income tax returns filed by any Borrower Party.

(P)        Borrower will notify Bank thirty (30) days in advance of any change in the location of any of its places of business or of the establishment of any new place of business, or the discontinuance of any existing place of business.

(Q)        Borrower will notify Bank promptly if it becomes aware of the occurrence of any Default, or if it becomes aware of any Material Adverse Change or the occurrence of any event that might have or give rise to a Material Adverse Effect.

(R)        Borrower will pay or cause to be paid when due, and before the accrual of penalties thereon, all taxes, including all real and personal property taxes and assessments levied or assessed against Borrower or the Mortgaged Property, and will provide Bank with receipted bills therefor if requested by Bank.

(S)        Borrower will cause the Mortgaged Property to be maintained in good and safe condition and repair, and shall, subject to the provisions of Section 7.3 below, promptly repair, replace or rebuild any part of the Mortgaged Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any condemnation or similar proceeding.

(T)        Borrower will keep the Collateral free from all Liens except the Permitted Liens; will pay promptly all Persons supplying work or materials to any Project; will immediately discharge, or make other arrangements acceptable to Bank with respect to, any mechanic's or other Lien filed against the Collateral or Borrower; and will duly perform and observe all agreements, covenants and restrictions with respect to the Permitted Liens (except those that Borrower is contesting as permitted by this Agreement) and with respect to any other easement, covenant or restriction now or hereafter affecting the Collateral.

(U)        Borrower shall maintain the Debt Service Coverage Requirement.

7.2        Negative Covenants.

(A)        No Borrower will change its name, enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve, nor amend nor modify any of its Organizational Documents in any material respect without the consent of Bank.

(B)        No Borrower will sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of the Collateral, except for Permitted Leases and Other Transfers of Collateral.

(C)        No Borrower will declare or pay any dividends, or make any other payment or distribution to any of its Equity Owners, if such payment or distribution would otherwise give rise to a Default.

(D)        No Borrower will become liable, directly or indirectly, as guarantor or otherwise for any obligation of any Third Party in an amount exceeding $10,000.00 in the aggregate.

(E)        No Borrower will incur, create, assume, or permit to exist any Indebtedness except:

(1)        The Loans;

(2)        The Existing Indebtedness;

(3)        Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Loan Document, if any; and

(4)        Indebtedness incurred in Borrower's Ordinary Course of Business, so long as such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien.

(F)       No Borrower will permit any material changes to the form of tenant lease to be used in connection with the leasing of the Project owned by such Borrower, unless there is first obtained the prior written approval of Bank.

(G)      No Borrower will, without Bank's prior written consent, issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any voluntary transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of Borrower by the owners of such Equity Interests if the same would result in a Change in Control.

(H)      No Borrower will furnish Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

(I)        No Borrower will, directly or indirectly, apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation T, Regulation U, or Regulation X, or any regulations, interpretations or rulings thereunder.

(J)       No Borrower will treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in compliance with all Environmental Laws.

(K)      No Borrower will mortgage, assign, pledge or grant any mortgage, security interest, or other right in any Collateral to any Person other than Bank and under Permitted Liens, nor permit any Lien to attach to any Collateral or any levy to be made thereon or any financing statement (other than those of Bank or as may be filed with regard to the Permitted Liens) to be on file in any public office with respect to any of the Collateral.

7.3        Insurance and Condemnation Covenants.

(A)        Borrower will obtain and maintain, or cause to be obtained and maintained, at all times while Borrower is indebted to Bank, at Borrower's sole expense: (a) the Title Insurance Policy; (b) insurance as more particularly described on the attached Schedule 7.3; and (c) such other insurance on the Projects as may from time to time be required by Bank (including, but not limited to, boiler and machinery insurance, earthquake insurance, and terrorism insurance) against insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan

Document becomes insolvent or the subject of any Bankruptcy, receivership or similar proceeding or if the financial strength rating falls below "A- VII", Borrower shall, in each instance promptly upon the request of Bank and at Borrower's expense, obtain and deliver to Bank a like policy (or, if and to the extent permitted by Bank, a certificate of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Documents, as the case may be. A satisfactory certificate of insurance of each initial insurance policy shall be delivered to Bank at the time of execution of this Agreement, with premiums fully paid. Upon renewal or substitution of such insurance policies, certificates evidencing such renewal or substitution shall be delivered to Bank as promptly as possible, but in no event later than three (3) Business Days after the expiration date of the policy it renews or replaces (and in any case, upon request of Bank, Borrower shall deliver copies of such policies). Borrower shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Bank evidence satisfactory to Bank of the timely payment thereof. In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Bank the insurance required by this Section and after three (3) Business Days written notice from Bank to comply, Bank may procure such insurance or single-interest insurance for such risks covering Bank's interest, and Borrower will pay all premiums thereon promptly upon demand by Bank. Until such payment is made by Borrower, the amount of all such premiums shall be added to and become part of the Obligations. If any loss occurs at any time when Borrower has failed to perform Borrower's covenants and agreements in this Section, Bank shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Borrower, to the same extent as if it had been made payable to Bank. Upon any foreclosure of any Mortgage or transfer of title to any Project in extinguishment of the whole or any part of the Loans or any other amounts owing by Borrower to Bank, all of Borrower's right, title and interest in and to all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies. After the occurrence of an Event of Default or in case of any loss in excess of $500,000.00, Bank shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Projects, and the expenses incurred by Bank in the adjustment and collection of insurance proceeds shall be added to and become part of the Obligations and shall be due and payable to Bank on demand. Bank shall not be, under any circumstances (other than Bank's gross negligence or willful misconduct), liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower. Any such proceeds received by Bank shall be applied and disbursed as provided in this Agreement. Borrower appoints Bank as Borrower's attorney in fact to cause the issuance of or an endorsement of any policy and to otherwise bring Borrower into compliance with the provisions of this Section and to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage under any such insurance policy.

(B)        Subject to the provisions of the immediately succeeding paragraph, after deducting from any casualty insurance proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees, Bank shall apply the same at its option (i) to the payment of the Obligations, whether or not due and in whatever order Bank elects (in which case a portion of or the entire Obligations shall, at Bank's option, immediately become due and payable), (ii) to the repair and/or restoration of the Improvements, or (iii) for any other purposes or objects for which Bank is entitled to advance funds under any Loan Document, all without affecting Bank's Lien, and any balance of such monies then remaining shall be paid to Borrower or the Person lawfully entitled thereto.

(C)        Notwithstanding the foregoing, if no Event of Default has occurred (and if there shall then be no event which with the passage of time and/or giving of notice would constitute an Event of Default), then Borrower shall have the right to settle, adjust or compromise any claim for Damage if the total amount of such claim is less than $500,000.00, provided that Borrower promptly uses the full amount of such insurance proceeds for Restoration of the Damage and provides evidence thereof to Bank in a manner acceptable to Bank. If Borrower receives any insurance proceeds for the Damage, then Borrower shall promptly deliver the proceeds to Bank.

(D)        Notwithstanding the provisions of the immediately preceding paragraph to the contrary, and a claim is greater than $500,000.00, Bank agrees that the proceeds of any casualty insurance or any part thereof (after deducting therefrom all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees) payable on account of loss or damage to the Improvements will be made available by Bank to be applied by Borrower to restoration or repair of the Improvements provided the following conditions are met:

(1)        There exists no Default;

(2)        Borrower presents sufficient evidence satisfactory to Bank that (A) the Improvements are capable of being, and will be, restored in compliance with all applicable Laws to an architectural whole and to substantially the same condition and value as prior to the casualty, (B) restoration of the Improvements to an architectural whole will be completed on or before the Maturity Date, (C) there are sufficient funds from such insurance proceeds and other available monies, to completely restore or repair the Improvements to an architectural whole, as well as to maintain relevant debt service coverages and other operating expenses, and (D) Bank will not incur any liability to any other Person as a result of such use or release of insurance proceeds;

(3)        The plans and specifications for restoration or repair are approved in writing by Bank, in its sole discretion (and Bank agrees to respond promptly with respect to any proposed plans and specifications);

(4)        All parties having existing or expected possessory interests in the Improvements agree to continue, in a manner satisfactory to Bank, to fulfill the contract terms then in effect following the restoration or repair (including, without limitation, the payment of rent or other sums without abatement or reduction except as approved by Bank, in its sole discretion), or Borrower shall deliver security satisfactory to Bank, in its sole and absolute discretion, to substitute for the loss of income caused by the failure of any such possessory interest to agree to continue to fulfill the contract terms then in effect following restoration or repair;

(5)        All parties having operating, management or franchise interests in, and arrangements concerning, the Improvements, if any, agree that they will continue their interests and arrangements for the contract terms then in effect following the restoration or repair;

(6)        All parties having commitments to provide financing with respect to the Improvements, to purchase Borrower's interest in full or in part in the Improvements, or to purchase the applicable Loan, agree in a manner satisfactory to Bank that their commitments will continue in full force and effect and, if necessary, the expiration of such commitments will be extended by the time necessary to complete the restoration or repair; and

(7)        Borrower shall enter into such agreements and deliver such other documents and other things as may be required by Bank in connection with the disbursement of all such proceeds.

If the foregoing conditions are satisfied within ninety (90) days after the date of loss, then the insurance proceeds shall be held by Bank and, after deducting from said insurance proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees, Bank shall disburse the net insurance proceeds to or on behalf of Borrower as repair or restoration progresses and to the extent such proceeds are required to defray the expenses of such restoration or repair; and to the extent any such proceeds are not required to defray the expenses of such restoration or repair, Bank may, at its option, apply any such unused proceeds as provided for in the immediately preceding paragraph (B) of this Section. At all times during such restoration or repair, Borrower shall deposit with Bank funds which, when added to insurance proceeds on deposit with Bank, are sufficient to complete the restoration or repair of the Improvements to an architectural whole, as determined by Bank, in Bank's discretion, in accordance with the approved plans and specifications and all applicable Laws.

If the conditions set forth in clauses (1) through (7) of this Section are not satisfied within ninety (90) days of the date of loss, then the insurance proceeds shall be disbursed as provided for in the immediately preceding paragraph (B) of this Section.

(E)        If all or any material portion of any Project shall be damaged or taken through condemnation (which term shall include any damage or taking by any Governmental Authority and any transfer by private sale in lieu thereof), either temporarily or permanently, other than a taking for the purpose of widening existing roads bordering the Land or for utility easements or any other similar purpose which does not adversely affect access or the use of such Project for its intended purposes, then a portion of or the entire Obligations shall, at the option of Bank, immediately become due and payable. Borrower, immediately upon obtaining knowledge of the institution, or the proposed, contemplated or threatened institution of any action or proceeding for the taking through condemnation of any Project or any part thereof will notify Bank, and Bank is hereby authorized, at its option, to commence, appear in and prosecute, through counsel selected by Bank, any action or proceeding relating to any condemnation. Borrower may compromise or settle any claim for compensation; but shall not make any compromise or settlement for an award unless all of the Obligations are paid and satisfied in full, without the prior written consent of Bank; such compensation, awards, damages, claims, rights of action and proceeds and the right thereto are hereby assigned by Borrower to Bank, and Bank is authorized, at its option, to collect and receive all such compensation, awards or damages and to give proper receipts and acquittances therefor without any obligation to question the amount of any such compensation, awards or damages; and after deducting from said condemnation proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees, the net proceeds shall be dealt with by Bank in accordance with, and subject to, the same terms and conditions as set forth in Paragraph (B) or Paragraph (C), as applicable, of Section 7.3 hereof as if the condemnation proceeds were insurance proceeds and as if the date the condemnation proceeds become payable to Borrower was the date of loss.

7.4        Assigned Document Covenants.

Except as may otherwise be expressly provided for in this Agreement, including the immediately following paragraph, Borrower shall (a) observe and perform all the obligations imposed upon Borrower under each Assigned Document; (b) not do, or permit to be done, anything to impair the security of any Assigned Document; (c) promptly send to Bank copies of each notice of default which Borrower shall send or receive under the Assigned Documents; (d) enforce the performance and observance of the provisions of each Assigned Document; (e) not collect any of the Rents except as set forth in this Agreement; (f) not subordinate any Assigned Document to any Lien, or permit, consent, or agree to any such subordination without the prior written consent of Bank; (g) not alter, modify or change, in any material respect, the terms of any Assigned Document, nor give any consent to exercise any option required or permitted by such terms (to the extent such consent is required) without the prior written consent of Bank in each such case; (h) not cancel or terminate any Assigned Document, or accept a surrender of any Assigned Document; (i) not convey or transfer, and shall not suffer or permit a conveyance or transfer of, the Mortgaged Property, or of any interest in the Mortgaged Property, so as to affect directly or indirectly, approximately or remotely, a merger of the estates and rights of, or a termination or diminution of the obligations of any other party to and under any Assigned Lease; (j) not alter, modify or change, in any material respect, the terms of any guaranty of any Assigned Document, and shall not cancel or terminate any such guaranty, without the prior written consent of Bank in each such case; (k) not consent to any assignment of, or subletting under, any Assigned Lease (to the extent such consent is required) without the prior written consent of Bank; (l) at Bank's request, execute any documentation confirming the assignment and transfer to Bank of each Assigned Document; and (m) execute and deliver, at the request of Bank, all other further assurances, confirmations and assignments in the Assigned Documents as Bank shall, from time to time, reasonably require in order to evidence or secure the rights of Bank hereunder.

Notwithstanding the provisions of the immediately preceding paragraph, so long as there shall not exist any Event of Default, then Borrower shall have the right to continue to exercise all its rights and perform its obligations under the Assigned Documents, including the right to collect each payment of Rents at the time of the date provided in the applicable Assigned Lease for such payment.

7.5        Escrow Deposits.    At the option of Bank and further to secure the payment of taxes, assessments, other charges, and insurance premiums applicable or attributable to the Mortgaged Property, Borrower shall upon request of Bank following a Default deposit with Bank, on the first day of each month, such amounts as, in the reasonable estimation of Bank, shall be necessary to pay such taxes, assessments, charges and premiums as they become due; said deposits to be held and to be used by Bank to pay such taxes, assessments, charges and premiums as the same accrue and are payable. Payment from said sums for said purposes shall be made by Bank at its discretion and may be made even though such payments will benefit subsequent owners of the Mortgaged Property. Said deposits shall not be, nor be deemed to be, trust funds, but may be, to the extent permitted by applicable Law, commingled with the general funds of Bank, and no interest shall be payable in respect thereof. If said deposits are insufficient to pay the taxes and assessments, insurance premiums and other charges in full as the same become payable, Borrower will deposit with Bank such additional sum or sums as may be required in order for Bank to pay such taxes and assessments, insurance premiums and other charges in full. Upon any Event of Default, Bank may, at its option, apply any money in the fund relating from said deposits to the payment of the Obligations in such manner as it may elect.

7.6        Filing Fees and Taxes.    Borrower covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Bank of this Agreement and the other Loan Documents, and the recording, filing, satisfaction, continuation and release of any financing statements or other instruments filed or recorded in connection herewith or therewith.

7.7        Further Assurances.    Borrower covenants and agrees that, at Borrower's cost and expense, upon request of Bank, Borrower shall duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Bank or its counsel to carry out more effectively the provisions and purposes of this Agreement.

ARTICLE VIII

8.	DEFAULT

8.1        Events of Default.    The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A)        Borrower shall fail to pay (i) any installment of principal or interest payable to Bank hereunder or under any other Loan Document within ten (10) days of the date the same becomes due, or (ii) any other amount payable to Bank hereunder or under any other Loan Document within ten (10) days of written notice by Bank.

(B)        Borrower Party shall fail to observe or perform any other obligation, condition or covenant to be observed or performed by it hereunder or under any of the Loan Documents, and such failure shall continue for thirty (30) days (or such longer period up to ninety (90) days if such failure is not capable of being cured within thirty (30) days, provided that Borrower Party has commenced and continues to diligently pursue cure of such failure) after:

(1)        Notice of such failure from Bank; or

(2)        The date Borrower should have notified Bank pursuant to the provisions hereof or any other Loan Document.

(C)        Borrower shall fail to maintain the Debt Service Coverage Requirement and such failure shall continue for ten (10) days after notice of such failure from Bank (provided that Borrower may prepay a portion of the Loans or deposit cash collateral with Bank during such ten-day period in order to cause the Debt Service Coverage Requirement to be met (the amount of such cash collateral to be deducted from the principal amount of the Loans outstanding for purposes of computation of Debt Service Coverage, and Bank agrees to release all or a portion of such cash collateral upon request of Borrowers, provided that at the time of the release there is not existing any Default and the Debt Service Coverage Requirement is satisfied after taking into account such release of such cash collateral).

(D)        The validity or enforceability of this Agreement or any Loan Document shall be contested by any Borrower Party, and/or any Borrower Party shall deny that it has any or further liability or obligation hereunder or thereunder.

(E)        The failure of Borrower or any member or manager of Borrower to comply in all material respects with any covenants or agreements set forth in any Organizational Document of Borrower, including the covenants and agreements set forth in Section 9 of the Limited Liability Company Agreement of each Borrower.

(F)        Except as permitted herein, assignment or attempted assignment by Borrower of this Agreement, any rights hereunder, or any Advance to be made hereunder.

(G)        Except as otherwise permitted herein, the transfer of Borrower's interest in, or rights under, this Agreement by operation of law or otherwise, including, without limitation, such transfer by Borrower as debtor in possession under the Bankruptcy Code, or by a trustee for Borrower under the Bankruptcy Code, to any Third Party, whether or not the obligations of Borrower under this Agreement are assumed by such Third Party.

(H)        The institution of a foreclosure or other possessory action against the Collateral or any part thereof.

(I)        Substantial damage to, or partial or total destruction of, the Improvements by fire or other casualty or the taking of any of the Mortgaged Property, temporarily or permanently, by eminent domain, and Borrower's failure to restore, repair, replace, or rebuild the Improvements as and when required under the terms of any Loan Document (unless attributable to Bank's failure to comply with the release of casualty proceeds as provided in Section 7.3(C) hereof).

(J)        The dissolution of Borrower or CNL Carveout Guarantor, or any Change in Control.

(K)        Any financial statement, representation, warranty or certificate made or furnished by any Borrower Party to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, shall be materially false, incorrect, or incomplete when made.

(L)        Any Material Adverse Change which is not remedied within thirty (30) days after written notice to Borrower thereof or, if the condition cannot be fully remedied within said thirty (30) days, substantial progress, in the opinion of Bank, has not been made within said thirty (30) days toward remedy of the condition.

(M)        Proceedings in Bankruptcy, or for reorganization of Borrower or CNL Carveout Guarantor, or for the readjustment of any of their respective debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by Borrower or CNL Carveout Guarantor, or shall be commenced against Borrower or CNL Carveout Guarantor and shall not be discharged within sixty (60) days of commencement.

(N)        A receiver or trustee shall be appointed for Borrower or CNL Carveout Guarantor or for any substantial part of any of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower or CNL Carveout Guarantor, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or Borrower or CNL Carveout Guarantor shall discontinue business or materially change the nature of its business.

(O)        Borrower or CNL Carveout Guarantor shall suffer final judgments for payment of money aggregating in excess of $50,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings (including appeals), execution has not been commenced or if commenced has been effectively stayed.

(P)        A judgment creditor of Borrower shall obtain possession of any of the Collateral by any means, including, without limitation, levy, distraint, replevin or self-help.

(Q)        There shall occur any default, event of default or termination event under any Bank Swap Document for which Borrower Party is a defaulting party or an affected party.

Provided that with respect to any of the foregoing, such Event of Default will be deemed to have occurred upon the occurrence of such event Without Notice if Bank is prevented from giving notice by Bankruptcy or other applicable Law.

8.2        No Advances After Default.    Upon the occurrence and during the continuance of any Default, and notwithstanding any provision contained herein or in any other Loan Document to the contrary, Bank shall have the absolute right to refuse to make, and shall be under no obligation to make, any further Advances.

8.3        Acceleration.     All Obligations shall, at the option of Bank, become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

8.4        General Remedies.    Upon the occurrence of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Loan Documents, all those allowed by all applicable Laws as enacted in any Jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, Bank may immediately, Without Notice, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which Borrower may have therein.

8.5        Bank's Additional Rights and Remedies.    Upon the occurrence of any Event of Default and except as may otherwise be prohibited or expressly provided for to the contrary under applicable Law, in addition to any rights or remedies Bank may otherwise have under this Agreement, any other Loan Documents, or under applicable Laws, Bank shall have the right, Without Notice, to take any or all of the following actions at the same or different times:

(A)        To cancel Bank's obligations arising under this Agreement;

(B)        To institute appropriate proceedings to specifically enforce performance of the terms and conditions of this Agreement;

(C)        To appoint or seek appointment of a receiver, Without Notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to Bank by virtue of this Agreement and the other Loan Documents. All expenses incurred in connection with the appointment of such receiver, or in protecting or preserving, shall be charged against Borrower and shall be secured by Bank’s Lien and enforced as a Lien against the Collateral;

(D)        To proceed to perform any and all of the duties and obligations and exercise all the rights and remedies of Borrower contained in the Assigned Documents as fully as Borrower could itself; and

(E)        To take possession of the Mortgaged Property and/or the Rents and have, hold, manage, lease and operate the Mortgaged Property on such terms and for such period of time as Bank may in its discretion deem proper, and, either with or without taking possession of the Mortgaged Property in Bank's own name:

(1)        Make any payment or perform any act which Borrower has failed to make or perform, in such manner and to such extent as Bank may deem necessary to protect the security provided for in this Agreement, or otherwise, including without limitation, the right to appear in and defend any action or proceeding purporting to affect the security provided for in this Agreement, or the rights or powers of Bank;

(2)        Lease the Mortgaged Property or any portion thereof in such manner and for such Rents as Bank shall determine in its discretion; or

(3)        Demand, sue for, or otherwise collect and receive from all Persons all Rents, including those past due and unpaid, with full power to make from time to time all alterations, renovations, repairs or replacements of and to the Mortgaged Property (or any part thereof) as may seem proper to Bank and to apply the Rents to the payment of (in such order of priority as Bank, in its discretion, may determine):

(a)        All expenses of managing the Mortgaged Property, including, without limitation, the salaries, fees and wages of a managing agent and such other employees as Bank may deem necessary or desirable;

(b)        All taxes, charges, claims, assessments, water rents, sewer rents, and any other liens, and premiums for all insurance which Bank may deem necessary or desirable, and the cost of all alterations, renovations, repairs, or replacements, and all expenses incidental to taking and retaining possession of the Mortgaged Property;

(c)        All or any portion of the Loans; and/or

(d)        All costs and Attorneys' Fees incurred in connection therewith.

In connection with the foregoing, Borrower hereby authorizes and directs each party to any Assigned Document (other than Borrower), upon receipt from Bank of written notice to the effect that an Event of Default exists, to perform all of its obligations under the Assigned Document as directed by Bank, and to continue to do as so directed until otherwise notified by Bank.

8.6        Right of Set-Off.    Upon the occurrence of any Event of Default, Bank may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to Borrower, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower against any or all of the Obligations of Borrower now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights. The aforesaid right of set-off may be exercised by Bank against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Bank agrees to promptly notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

8.7        No Limitation on Rights and Remedies.    The enumeration of the powers, rights and remedies in this Article shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Loan Document, Bank has any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Loan Documents as to Bank's exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Bank shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Bank to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Bank shall obtain such knowledge and after the expiration of such reasonable time, Bank shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

8.8        Application of Proceeds.    Except as otherwise expressly required to the contrary by applicable Law, the provisions hereof or any other Loan Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of Bank under this Agreement, after deducting all charges, expenses, costs and Attorneys' Fees relating thereto, shall be applied by Bank to the payment of the Obligations, whether due or to become due, in such order and in such proportions as Bank may elect; and Borrower shall remain liable to Bank for any deficiency.

ARTICLE IX

9.	MISCELLANEOUS.

9.1        Termination of Bank's Lien.    This Agreement and Bank’s Lien will not be terminated until one of Bank's officers signs a written termination or satisfaction agreement to such effect. Even if Borrower should pay all of the Obligations owing to Bank at any one time, Bank's Lien will continue to secure any sum Borrower should later owe Bank until the written termination or satisfaction agreement referred to above has been executed by Bank (provided that Bank agrees to promptly provide a written termination or satisfaction agreement upon request of Borrower, provided that the Obligations have been paid in full, Bank has no obligation to make any further Advances or new Project Loans or otherwise extend any credit to Borrower under the Loan Documents, and there is not existing any Default). Except as otherwise expressly provided for in this Agreement, no termination of this Agreement shall in any way affect or impair the representations, warranties, agreements, covenants, obligations, duties and Obligations of Borrower or the powers, rights, and remedies of Bank under this Agreement with respect to any transaction or event occurring prior to such termination, all of which shall survive such termination. In no event shall Bank be obligated to terminate Bank’s Lien or return or release the Collateral or any portion thereof to Borrower (a) until payment in full of the Obligations, or (b) if Bank is obligated to extend credit to Borrower.

9.2        Construction.    The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by any Borrower Party to or for the benefit of any Bank Party with respect to the Loans, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of any Borrower Party to any Bank Party with respect to the Loans and any Liens heretofore granted to or for the benefit of any Bank Party with respect to the Loans shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of any Borrower Party contained herein and therein. Nothing herein contained shall prevent any Bank Party from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms. In the event of a conflict between any of the provisions of this Agreement or any of the other Loan Documents, the terms and provisions of this Agreement shall control. There are no third party beneficiaries to this Agreement or any other Loan Document.

9.3        Indemnity.    Borrower hereby agrees to indemnify Bank Parties and their respective officers, directors, agents, and attorneys against, and to hold Bank Parties and all such other Persons harmless from all Default Costs, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Bank Parties may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents. This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loan and termination of this Agreement.

9.4        Bank's Consent or Approval.

(A)        Except where otherwise expressly provided in the Loan Documents, in any instance where any matter or thing is required to be "satisfactory" to Bank or to Bank's "satisfaction", or in Bank's "discretion" and/or where the approval, consent, or the exercise of Bank's judgment or discretion is otherwise required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole and absolute discretion of Bank; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Bank.

(B)        Notwithstanding any approvals or consents by Bank, Bank has no obligation or responsibility whatsoever for the adequacy, form or content of any contract, any lease, or any other matter incident to any Project. Any inspection or audit of any Project or the Records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Bank shall be for Bank's protection only, and shall not constitute any assumption of responsibility to Borrower or anyone else with regard to the condition, maintenance or operation of any Project, or relieve Borrower of any of Borrower's obligations. Bank has no duty to supervise or to inspect any Project nor any duty of care to Borrower or any other Person to protect against, or inform Borrower or any other Person of, the existence of negligent, faulty, inadequate or defective design or construction of any Project.

9.5        Enforcement and Waiver by Bank.    Bank shall have the right at all times to enforce the provisions of this Agreement and each of the other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times. The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

9.6        Expenses of Bank.    Borrower will, on demand, reimburse Bank for all expenses incurred by Bank in connection with the preparation, administration, amendment, modification or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from Borrower or any other Person to Bank under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the Obligations.

9.7        Attorneys' Fees.    If at any time or times hereafter Bank employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to represent Bank in any litigation with respect to the affairs of any Borrower Party, or to enforce any rights of Bank or obligations of any Borrower Party or any other Person which may be obligated to Bank by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Bank by or for the benefit of Borrower with respect to the Obligations, or to collect from Borrower any amounts owing hereunder, then in any such event, all of the Attorneys' Fees incurred by Bank arising from such services and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand and, until so paid, shall be added to and become part of the Obligations.

9.8        Exclusiveness.     This Agreement and the other Loan Documents are made for the sole protection of Borrower Parties and Bank, and Bank's successors and assigns, and no other Person shall have any right of action hereunder.

9.9        Notices.     Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or by nationally-recognized overnight courier service (such as Federal Express), as follows, unless such address is changed by written notice hereunder:

(A)	If to Borrowers:

CHP Claremont CA Owner, LLC
c/o CNL Healthcare Properties, Inc.
450 South Orange Avenue
Orlando, Florida 32801
Attention: Joseph T. Johnson, CFO and SVP and
Holly J. Greer, General Counsel and SVP

and

CHP Claremont CA Owner, LLC
c/o Montecito Medical Acquisition & Development
6187 Carpenteria Avenue, Suite 300
Carpenteria, California 93013
Attention: Paul Sandler

with copies to:

Peter L. Lopez, Esq.
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801

and

William S. Rogers, Esq.
Beavers/Rogers Law & Advisory Group, LLC
500 Jesse Jewell Parkway, Suite 300
Gainesville, Georgia 30501-3782

(B)	If to Carveout Guarantors:

CNL Healthcare Properties, Inc.
c/o CNL Healthcare Properties, Inc.
450 South Orange Avenue
Orlando, Florida 32801
Attention: Joseph T. Johnson, CFO and SVP and
Holly J. Greer, General Counsel and SVP

MMAC Berkshire, L.L.C.
c/o Montecito Medical Acquisition & Development
6187 Carpenteria Avenue, Suite 300
Carpenteria, California 93013
Attention: Paul Sandler

with copies to:

Peter L. Lopez, Esq.
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801

and

William S. Rogers, Esq.
Beavers/Rogers Law & Advisory Group, LLC
500 Jesse Jewell Parkway, Suite 300
Gainesville, Georgia 30501-3782

(C)	If to Bank:

Regions Bank
1900 5th Avenue North
Regions Center, 14th Floor
Birmingham, Alabama 35203
Attention: Healthcare Banking Group

with a copy to:

Ray D. Gibbons, Esq.
Gibbons Graham LLC
100 Corporate Parkway, Suite 125
Birmingham, Alabama 35242

9.10        Waiver and Release by Borrower.    Unless and only to the extent as may be expressly limited or prohibited under applicable Laws or as provided for herein or in any other Loan Document to the contrary, Borrower (A) waives protest of all commercial paper at any time held by Bank on which Borrower is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard, after acceleration, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower, and except where required hereby or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Bank; and (D) releases Bank Parties and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct.

9.11        Limitation on Waiver of Notice, Etc.    Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

9.12        Participation.     Notwithstanding any other provision of this Agreement, Borrower understands and agrees that Bank may enter into participation or other agreements with Participants whereby Bank will allocate certain percentages of its commitment to them and/or assign all or a portion of its rights and obligations under this Agreement. Borrower acknowledges and agrees that, for the convenience of all parties, this Agreement is being entered into with Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to each such Participant as well as Bank, and Borrower hereby agrees that, at Bank's election and if consistent with the terms of any such participation or other agreement, upon notice from Bank to Borrower, each such Participant shall have the same rights and/or obligations as if it were an original party to this Agreement, subject only to any contrary provision in such participation or other agreement, and Borrower hereby grants to each such Participant, the right to set off deposit accounts maintained by Borrower with such Participant. Borrower authorizes Bank to disclose financial and other information regarding Borrower to Participants and potential Participants.

9.13      Governing Law.    This Agreement is entered into and performable in Jefferson County, Alabama, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Alabama shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto, except to the extent that the location of any Collateral in a state or Jurisdiction other than Alabama requires that the perfection of Bank's Lien under the Loan Documents, and the enforcement of certain of Bank's remedies with respect to the Collateral, be governed by the Laws of such other state or Jurisdiction.

9.14      SUBMISSION TO JURISDICTION; WAIVERS.

(A)        BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(1)        SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ALABAMA, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ALABAMA, AND APPELLATE COURTS FROM ANY THEREOF;

(2)        CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(3)        AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 9.9 OR AT SUCH OTHER ADDRESS OF WHICH BANK SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(4)        AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(B)        BORROWER AND BANK HEREBY:

(1)        IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE NOTE, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND

(2)        AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.15        Binding Effect, Assignment.    This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower does not have any right to assign any of its rights or obligations hereunder without the prior written consent of Bank.

9.16        Entire Agreement, Amendments.    This Agreement, including the Exhibit hereto, which is hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and which may be amended only by a writing signed on behalf of each party.

9.17        Severability.     If any provision of this Agreement, the Note, or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

9.18        Headings.     The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

9.19        Counterparts.     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

9.20        Seal.     This Agreement is intended to take effect as an instrument under seal.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

CHP CLAREMONT CA OWNER, LLC,
a Delaware limited liability company

By: /s/ Joshua J. Taube
Name: Joshua J. Taube
Title: Vice President

REGIONS BANK,
an Alabama banking corporation

By: /s/ Eric Smith
Name: Eric Smith
Title: Senior Vice President

SCHEDULE 7.3

INSURANCE REQUIREMENTS

[Intentionally Omitted]